Exhibit 10.1
CREDIT AGREEMENT
among
RCN CORPORATION,
VARIOUS LENDERS
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as ADMINISTRATIVE AGENT

Dated as of May 25, 2007

DEUTSCHE BANK SECURITIES INC.,
as SOLE LEAD ARRANGER,
DEUTSCHE BANK SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as JOINT BOOK RUNNING MANAGERS
CITICORP USA, INC., as Syndication Agent
and
SOCIETE GENERALE, as Documentation Agent

          CREDIT AGREEMENT, dated as of May 25, 2007, among RCN CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent. All capitalized terms used herein and defined in Section 11 are used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit.
          1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each an “Initial Term Loan” and collectively the “Initial Term Loans”) to the Borrower in an amount not more than such Lender’s Initial Term Loan Commitment, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, and (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Initial Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans are subject to an Interest Period of one month which begins on the same day, with the first such Interest Period to begin no sooner than three Business Days (nor later than five Business Days) after the Initial Borrowing Date, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid or prepaid, Initial Term Loans may not be reborrowed.
          (b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Revolving

Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans are subject to an Interest Period of one month which begins on the same day, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.
          (c) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.
          (d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages, provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.
          (e) Subject to Section 1.14, the other terms and conditions set forth herein and the relevant Incremental Loan Commitment Agreement, each Lender with an Incremental Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans” and, together with the Initial Term Loans, the “Term Loans”) to the Borrower, which Incremental Term Loans: (i) may be incurred from time to time on or after the Syndication Date and prior to the Revolving Loan Maturity Date; (ii) shall be Term Loans under the Tranche specified in the applicable Incremental Term Loan Commitment Agreement; (iii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Incremental Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Incremental Term Loans of the same Type; (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender (as set forth in the relevant Incremental Term Loan Commitment Agreement) on the respective Incremental Term Loan Borrowing Date, (v) shall be made pursuant to one or more Borrowings (as designated by the Borrower in the respective Incremental Term Loan Commitment Agreement) or, in the case of Incremental Term Loans being added to a then existing Tranche, shall be added to then outstanding Borrowings of the respective Tranche of Term Loans as provided in Section 1.14(c), and (vi) shall not, except to the extent permitted by the proviso to clause (iv) of Section 1.14(a), exceed the Initial Permitted Amount in aggregate principal amount for all Incremental Term Loans made by all Incremental Lenders pursuant to this Agreement and the various Incremental Commitment Agreements. Once prepaid or repaid, Incremental Term Loans may not be reborrowed.

          1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.
          1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Incremental Term Loans or Revolving Loans, (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto and (v) the location and number of the Borrower’s account to which funds are to be disbursed. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.
          (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(d).
          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Representative of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s, as the case may be, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
          1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, transmit the aggregate of the amounts so made available by the Lenders to the account specified by the Borrower in the applicable Notice of Borrowing by wire transfer of immediately available funds.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to the date of the proposed incurrence that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
          1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”); and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).
          (b) The Term Note issued to each Lender that has an Initial Term Loan Commitment, an Incremental Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the sum of (x) the aggregate principal amount of Term Loans held by such Lender and (y) the Incremental Term Loan Commitment (if any) of such Lender) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the respective Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents. Notwithstanding the foregoing, if any Lender has made Term Loans pursuant to more than one Tranche, then such Lender shall be entitled to receive separate Term Notes evidencing its outstanding Term Loans pursuant to each Tranche (to be appropriately completed to the reasonable satisfaction of the Administrative Agent) (each such note, an “Incremental Term Note”).
          (c) The Revolving Note issued to each RL Lender requesting same shall (i) be executed by the Borrower, (ii) be payable to the RL Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such RL Lender and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayments as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (d) The Swingline Note issued to the Swingline Lender (if requested) shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrwing Date (or, if issued after the Initial Borrwing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayments as provided in Section 4.01 and mandatory prepayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
          (f) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
          1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans shall be subject to the provisions of clause (B) of the provisos in Section 1.01(a)(iii) and 1.01(b)(ii), (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02 and (v) the Borrower’s right to convert Incremental Term Loans of a given Tranche shall be subject to the limitations, if any, set forth in the applicable Incremental Commitment Agreement. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.
          1.07 Pro Rata Borrowings. All Borrowings under this Agreement (other than Swingline Loans) shall be incurred from the Lenders pro rata on the basis of their respective Commitments, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.
          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.
          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          1.09 Interest Periods for Eurodollar Loans. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the provisos in Sections 1.01(a)(iii) and 1.10(b)(ii), be a one, two, three or six month period or, to the extent agreed by each Lender with Loans and/or Commitments under the relevant Tranche, a nine or twelve month period, provided that (in each case):
          (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
          (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
          (iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
          (iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
          (v) unless the Required Lenders otherwise agree in writing, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;
          (vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans;
          (vii) the Borrower’s right to select Interest Periods in respect of an Incremental Term Loan of a given Tranche may be subject to the limitations, if any, set forth in the applicable Incremental Commitment Agreement; and

          (viii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.
          If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits or capital or franchise taxes imposed in lieu thereof of such Lender or, in the case of a Lender that is a flow-through entity for tax purposes, a member or a partner of such Lender, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located) (the preceding provisions of this clause (ii) shall not apply to increased costs with respect to Taxes which are addressed in Section 4.04) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or
          (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, but subject to Section 13.17, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
          (c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, but subject to the provisions of Section 13.17 (to the extent applicable), such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
          1.11 Compensation. Subject to Section 13.17, the Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).
          1.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.
          1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or requires the Borrower to pay any amounts under Section 4.04, in each case in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders but which requires the consent of one or more additional Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right (at its sole cost and expense) if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace each such Lender specified in clause (x), (y) or (z) above (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (or, at the option of the Borrower, if the circumstances described above in this Section 1.13, or the consents required of the respective Lender as described above, relate to only a single Tranche hereunder, to replace only the Commitments and related outstandings and/or participations of such Tranche of the Replaced Lender with Commitments and related outstandings of a Replacement Lender as described herein), provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Borrower (as may be agreed to at such time by and among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender (or all of the foregoing relating to the Tranche of the Replaced Lender being replaced, in the event that the replacement is not in respect of all Tranches) and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of each Tranche of the Replaced Lender (unless the Replaced Lender is not being replaced with respect to such Tranche), (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time (unless the Replaced Lender is not being replaced with respect to such Tranche) and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01 (except to the extent that such Fees relate to a Tranche with respect to which the Replaced Lender is not being replaced) and, except in the case of the replacement of only outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than (x) those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid and (y) those relating to a Tranche where the respective Replaced Lender is not being replaced) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed and delivered by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder (with respect to any Tranche or Tranches with respect to which it is being replaced), except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.
          1.14 Incremental Loan Commitments. (a) So long as no Default or Event of Default then exists or would result therefrom, the Borrower shall have the right to request on one or more occasions on or after the Syndication Date that one or more Lenders and/or one or more other Eligible Transferees provide Incremental Commitments under any Tranche (including under a New Tranche) and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Incremental Term Loans, pursuant thereto, or increase its Revolving Loan Commitments; provided that (i) all Incremental Term Loans shall be made prior to the Term Loan Maturity Date and (ii) all increases to any Revolving Loan Commitments shall be made prior to the Revolving Loan Maturity Date; provided further, it being understood and agreed, however, that:
          (i) no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund any Incremental Term Loans or to increase its Revolving Loan Commitment;
          (ii) any Lender or other Eligible Transferee may so provide an Incremental Commitment without the consent of any other Lender;
          (iii) each provision of Incremental Commitments pursuant to this Section 1.14 on a given date pursuant to a particular Incremental Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Transferees who will become Lenders pursuant thereto) of $25,000,000;
          (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 1.14 shall not exceed the Initial Permitted Amount; provided that so long as the Secured Leverage Ratio is less than 4.00:1.00, calculated on a Pro Forma Basis after giving effect to each incurrence of Incremental Term Loans and to all Incremental Revolving Commitments (for this purpose, treating all Incremental Revolving Commitments, whether furnished as part of the Initial Permitted Amount or pursuant to this proviso, as if same were fully drawn as Revolving Loans), pursuant to this proviso, the Borrower may obtain Incremental Commitments in excess of the Initial Permitted Amount (after the Initial Permitted Amount has been utilized) (such amount, the “Additional Permitted Amount”) so long as all proceeds of all Incremental Term Loans incurred pursuant to this proviso are promptly (and in any event within 30 days) used to finance one or more Permitted Acquisitions then being effected and to pay fees and expenses in connection therewith;
          (v) each Lender agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans as provided in Section 1.01(e) and such Loans shall thereafter be deemed to be Term Loans for all purposes of this Agreement and the other Credit Documents;
          (vi) the Revolving Loan Commitment of each Lender agreeing to provide an Incremental Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment specified in the relevant Incremental Commitment Agreement effective on the date specified in such Incremental Commitment Agreement, and on the date of such effectiveness, the Borrower shall, in coordination with the Administrative Agent, incur Revolving Loans from the Lenders providing such Incremental Commitments, and/or repay portions of outstanding Borrowings of Revolving Loans, so that each RL Lender will, after giving effect thereto, have a pro rata share (based on the Revolving Loan Commitments after giving effect to the increases pursuant to this Section 1.14) of each outstanding Borrowing of Revolving Loans;
          (vii) the fees to be paid to any Eligible Transferees in connection with Incremental Commitments that have been requested by the Borrower to provide Incremental Commitments shall be no greater than that to be paid to (or which was offered to) the then existing Lenders providing (or which were requested to provide) any such requested Incremental Commitments;
          (viii) all Incremental Term Loans and increases to the Revolving Loan Commitment, to be incurred pursuant to Incremental Commitments provided in response to a particular request for same made by the Borrower in accordance with clause (b) of this Section 1.14 shall be incurred pursuant to a single Incremental Commitment Agreement, which may be executed in counterparts;
          (ix) the Borrower shall be in compliance with the Financial Covenant at such time (calculated on a Pro Forma Basis and assuming that (x) all Incremental Term Loans to be incurred pursuant to such Incremental Commitments (and any other then existing Incremental Commitments) have been incurred and the proceeds thereof applied in a manner as certified to by an Authorized Representative of the Borrower to the Administrative Agent and (y) all Incremental Revolving Commitments, whether furnished as part of the Initial Permitted Amount or pursuant to the proviso to clause (iv) of Section 1.14(a), as if same were fully drawn as Revolving Loans);
          (x) the relevant Incremental Commitment Agreement shall specifically set forth the Tranche of the Incremental Commitments being provided thereunder,
          (xi) if Incremental Term Loans incurred pursuant to an Incremental Commitment are under a New Tranche, the Applicable Margins for such New Tranche of Incremental Term Loans, the Incremental Term Loan Maturity Date for such New Tranche and the Scheduled Repayments for such New Tranche and the other terms of such New Tranche shall be set forth in the related Incremental Commitment Agreement and shall be satisfactory in all respects to the Administrative Agent which consent shall not be unreasonably withheld;
          (xii) the Maturity Date for any Tranche of Incremental Term Loans shall not be prior to the Initial Term Loan Maturity Date,
          (xiii) the weighted average life to maturity of any Tranche of Incremental Term Loans shall not be less than the weighted average life to maturity of the Initial Term Loans; and
          (xiv) all actions taken by the Borrower pursuant to this Section 1.14 shall be taken in coordination with the Administrative Agent.
          (b) At the time of any provision of Incremental Commitments pursuant to this Section 1.14, (i) the Borrower and each Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each an “Incremental Lender”) shall execute (which execution may be in counterparts) and deliver to the Administrative Agent an Incremental Commitment Agreement (it being understood that a single Incremental Commitment Agreement shall be executed and delivered by all Incremental Lenders providing Incremental Commitments in response to a particular request for same made by the Borrower) substantially in the form of Exhibit C (appropriately completed and with such modifications as may be reasonably acceptable to the Administrative Agent, with the effectiveness of the Incremental Commitment(s) provided therein to occur on the date set forth in such Incremental Commitment Agreement and the payment of any fees required in connection therewith; (ii) the Borrower and its Subsidiaries shall deliver such amendments, modifications and/or supplements to the Security Documents (if any) as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of the Security Documents; (iii) the Administrative Agent shall receive an acknowledgment from the Credit Parties that the Loans and other extensions of credit to be incurred pursuant to such Incremental Commitments are entitled to the benefits of the Subsidiaries Guaranty and the Security Documents; and (iv) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters as the Administrative Agent may reasonably request). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and shall deliver to each Incremental Lender a copy of same, and (i) at such time Schedule 1.01 shall be deemed modified to reflect the Incremental Commitments of the respective Incremental Lenders under the relevant Tranche or Tranches and (ii) to the extent requested by such Incremental Lenders, Notes will be issued, at the Borrower’s expense, to such Incremental Lenders, to be consistent with the requirements of Section 1.05 (with appropriate modifications, to the extent needed) to reflect the Incremental Term Loans or increase in Revolving Commitments made by such Incremental Lenders or Lender, as the case may be.
          (c) If any Incremental Term Loans are made pursuant to an existing Tranche (in which case the respective Incremental Term Loans shall be added to, and thereafter form part of, such existing Tranche), on the date of the making of such Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.09, same shall be added to (and form part of) each Borrowing of outstanding Term Loans pursuant to such Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans, and so that the Lenders having outstanding Term Loans prior to the incurrence by the Borrower of such Incremental Term Loans continue to have the same participation (by amount) in each Borrowing of Term Loans as they had before the making of such Incremental Term Loans.
          To the extent the provisions of the preceding sentence, or of clause (vi) of Section 1.14(a), require that Lenders making such Incremental Term Loans or Revolving Loans pursuant to Incremental Revolving Commitments add same to then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period). In connection therewith, the Borrower may agree, in the respective Incremental Commitment

Agreement, to compensate the Incremental Lenders making such Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed to by the Borrower and the respective Incremental Lender or Incremental Lenders.
          SECTION 2. Letters of Credit.
          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, together with each Existing Standby Letter of Credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.
          (b) Schedule 2.01(b) hereto contains a description of certain letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the Stated Amount, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Standby Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.04(a), on the Initial Borrowing Date. Any Lender hereunder which has issued an Existing Standby Letter of Credit shall constitute a “Issuing Lender” for all purposes of this Agreement.
          (c) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
          (ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).
          2.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued if the sum of (w) the Stated Amount of such Letter of Credit, (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, (y) the aggregate principal amount of all Revolving Loans then outstanding and (z) the aggregate principal amount of all Swingline Loans then outstanding would exceed the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 20 days prior to the Revolving Loan Maturity Date.
          2.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile or electronic mail). Each notice shall be in the form of Exhibit D, appropriately completed (each a “Letter of Credit Request”).
          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment, and if so requested by a Participant the Administrative Agent shall furnish such Participant with a copy of such issuance, amendment or modification. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.
          (c) The initial Stated Amount of each Letter of Credit shall not be less than $10,000 or such lesser amount as is acceptable to the respective Issuing Lender.
          2.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
          (b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.
          (d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the respective Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
          (f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
          (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);
          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
          (v) the occurrence of any Default or Event of Default.
          2.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
          (b) The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits or capital or franchise taxes imposed in lieu thereof of such Issuing Lender or such Participant or, in the case of an Issuing Lender or Participant that is a flow-through entity for tax purposes, a member or a partner of such Issuing Lender or Participant, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees, subject to the provisions of Section 13.17, to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital, it being agreed that this Section 2.06 shall not apply to Taxes which are the subject of Section 4.04(a). Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.
          SECTION 3. Commitment Commission; Fees; Reductions of Commitment.
          3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender which is a Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable RL Commitment Percentage multiplied by the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
          (b) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with an Incremental Commitment such up-front fees and other amounts, if any, as are specified in the Incremental Commitment Agreement pursuant to which such Incremental Commitment has been provided, with such up-front fees and other amounts, if any, to be payable at the times set forth in such Incremental Commitment Agreement.
          (c) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans in respect of the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letter of Credit remains outstanding.
          (d) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letter of Credit remains outstanding.
          (e) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.
          (f) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.
          3.02 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Days’ prior notice from an Authorized Representative of the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment at such time, in whole or in part, in integral multiples of $5,000,000 in the case of partial reductions of the Total Unutilized Revolving Loan

Commitment. Each reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 3.02 shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each RL Lender (based on their respective RL Percentages).
          (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (other than any such amounts owing in respect of any Tranche maintained by such Lender which are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule 1.01 shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders (unless the respective Lender is not being repaid with respect to its Revolving Loan Commitment pursuant to Section 13.12(b)), and at such time, unless the respective Lender continues to have outstanding Term Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Lender.
          3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on ___, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.
          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (x) if Stub Existing Second-Lien Notes in an aggregate principal amount of $5,000,000 or more are to remain outstanding after the Initial Borrowing Date, the Total Initial Term Loan Commitment shall be reduced on the Initial Borrowing Date by the aggregate cash amounts that would have been used to purchase all Stub Existing Second-Lien Notes if same had been validly tendered and not withdrawn pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation (with any reduction to the Total Initial Term Loan Commitment pursuant to this clause (x) to apply ratably to reduce the Initial Term Loan Commitments of the various Lenders), which reduction shall occur prior to the incurrence of Initial Term Loans on the Initial Borrowing Date, and (y) the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date pursuant to Section 1.01).
          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the earlier of (x) the Revolving Loan Maturity Date and (y) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (i) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall be permanently reduced on each Incremental Term Loan Borrowing Date on which Incremental Term Loans are incurred pursuant to such Incremental Commitment Agreement in an amount equal to the aggregate principal amount of Incremental Term Loans made by such Lender pursuant to such Incremental Commitment Agreement on such date, and (ii) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall terminate at 5:00 P.M. (New York time) on the earlier of (I) the date specified in such Incremental Commitment Agreement and (II) the Revolving Loan Maturity Date (whether or not any Incremental Term Loans are incurred on either such date).
          (e) Each reduction to, or termination of, the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.
          SECTION 4. Prepayments; Payments; Taxes.
          4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a particular Borrowing shall be applied pro rata among such Loans comprising such Borrowing; (iv) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied to each then outstanding Tranche of Term Loans on a pro rata basis (based on the relative outstanding principal amounts of each such Tranche); and (v) each voluntary prepayment of Term Loans of any Tranche pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Repayments of the Term Loans of such Tranche on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).
          (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender (or owing to such Lender in respect of the Tranche being repaid in the event such Lender is being repaid with respect to a single Tranche only in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (I) all Commitments of such Lender (other than Commitments relating to any Tranche with respect to which such Lender is not being replaced or terminated) are terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule 1.01 shall be deemed modified to reflect the changed Commitments), (II) unless such Lender is an RL Lender that is not being repaid or replaced with respect to its Revolving Loan Commitment, such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained. Each prepayment of any Term Loans of a given Tranche pursuant to this Section 4.01(b) shall be applied to reduce the then remaining Scheduled Repayments of the Term Loans of such Tranche on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).
          4.02 Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent until such time as all proceeds are applied to such obligations, provided that if any Letter of Credit so collateralized expires undrawn or is otherwise terminated undrawn or all drawings thereunder are paid, an amount shall be returned to the Borrower such that, after giving effect to the return of such amount, the Total Revolving Loan Commitment then in effect exceeds or equals the aggregate amount of Letter of Credit Outstandings.
          (b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, an “Initial Term Loan Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(i), a “Initial Term Loan Scheduled Repayment”):

Initial Term Loan Scheduled Repayment Date	Amount
September 30, 2007	$1,300,000
December 31, 2007	$1,300,000
March 31, 2008	$1,300,000
June 30, 2008	$1,300,000

September 30, 2008	$1,300,000
December 31, 2008	$1,300,000
March 31, 2009	$1,300,000
June 30, 2009	$1,300,000

September 30, 2009	$1,300,000
December 31, 2009	$1,300,000
March 31, 2010	$1,300,000
June 30, 2010	$1,300,000

September 30, 2010	$1,300,000
December 31, 2010	$1,300,000
March 31, 2011	$1,300,000
June 30, 2011	$1,300,000

September 30, 2011	$1,300,000
December 31, 2011	$1,300,000
March 31, 2012	$1,300,000
June 30, 2012	$1,300,000

September 30, 2012	$1,300,000
December 31, 2012	$1,300,000
March 31, 2013	$1,300,000
June 30, 2014	$1,300,000

September 30, 2014	$1,300,000
December 31, 2014	$1,300,000
March 31, 2015	$1,300,000

Initial Term Loan Maturity Date	$484,900,000

In the event that the aggregate principal amount of the Initial Term Loans is increased pursuant to Section 1.14 (as a result of the incurrence of Incremental Term Loans incurred pursuant to the same Tranche as the Initial Term Loans), the amount of each then remaining Initial Term Loan Scheduled Repayment shall be proportionally increased (with the aggregate increases to the then remaining Initial Term Loan Scheduled Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of Section 1.14(b).
          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each New Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortized repayments of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Commitment Agreement (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02, an “Incremental Term Loan Scheduled Repayment”, and together with each Initial Term Loan Scheduled Repayment, the “Scheduled Repayments”); provided that, if any Incremental Term Loans are incurred which will be added to (and form part of) an existing New Tranche of Incremental Term Loans, then each Scheduled Repayment of such New Tranche to be made after such increase becomes effective shall be increased by an amount equal to (a) the aggregate principal amount of the increase in the Incremental Term Loans of such New Tranche pursuant to Section 1.14 multiplied by (b) an amount equal to (x) such Scheduled Repayment divided by (y) the aggregate outstanding principal amount of the Incremental Term Loans of such New Tranche, in each case, immediately prior to giving effect to the increase in Incremental Term Loans of such New Tranche pursuant to Section 1.14.
          (d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i).
          (e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, the Borrower shall make a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i) in an amount equal to the Net Sale Proceeds therefrom; provided, however, that with respect to Net Sale Proceeds from Specified Asset Sales and Net Sale Proceeds of no more than $25,000,000 in the aggregate from Asset Sales other than Specified Asset Sales, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default and no Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 9.13 within 365 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such 365-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to the preceding proviso.
          (f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable ECF Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i).
          (g) In addition to any other mandatory repayments pursuant to this Section 4.02, within 10 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $50,000), 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within such ten day period as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i); provided, however, that so long as no Default or Event of Default then exists, such Net Insurance Proceeds shall not be required to be so applied within such ten day period to the extent that the Borrower has delivered a certificate to the Administrative Agent within such ten day period stating that such Net Insurance Proceeds shall be used to replace or restore properties or assets in respect of which such Net Insurance Proceeds were paid within 365 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(g) without regard to the preceding proviso.
          (h) Each amount required to be applied pursuant to Sections 4.02(d), (e), (f) and (g) shall be applied to repay the outstanding principal amount of Term Loans (with each Tranche of outstanding Term Loans to receive its pro rata share (based on the relative principal amounts then outstanding of the various Tranches) of the amount to be applied), and to the extent applied to a given Tranche of Term Loans same shall reduce the then remaining scheduled repayments of the respective Tranche on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).
          (i) With respect to each repayment of Term Loans of a given Tranche required by this Section 4.02, the Borrower may designate the Types of Term Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Term Loans of the respective Tranche maintained as Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
          (j) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Loans of the respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.
          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          4.04 Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or capital or franchise taxes imposed in lieu thereof of a Lender or, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, a member or a partner of such Lender or Administrative Agent, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or the country or national jurisdiction (or any political subdivision thereof) in which the principal office or applicable lending office of such Lender is located) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed on payments made by the Borrower hereunder and under any Note, the Borrower agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the applicable Lender or, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, a member or a partner of such Lender or Administrative Agent, such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by such Borrower. The Borrower agrees to indemnify and hold harmless each Lender or, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, a member or a partner of such Lender or Administrative Agent, and reimburse such Lender or, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, a member or a partner of such Lender or Administrative Agent, upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender or, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, a member or a partner of such Lender or Administrative Agent.
          (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or (iii) if a Lender or the Administrative Agent is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Administrative Agent or the applicable Lender as the case may be under this Agreement and under any Note. In addition, each Lender and the Administrative Agent agree that from time to time after the Effective Date, when a lapse in time or change in circumstances or law renders the previous certification obsolete, invalid or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or Form W-8IMY (with respect to foreign intermediary or flow through entity), as the case may be, and such other forms and necessary attachments as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). The Administrative Agent and each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (other than a Lender or Administrative Agent that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of such a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender and at the other times described above with respect to Lenders that are not United States persons, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such Lender’s and/or Administrative Agent’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of withholdings, income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms provided by such Lender do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.
          (c) If the Administrative Agent has not provided to the Borrower the U.S. Internal Revenue Service Forms required to be provided to the Borrower pursuant to

Section 4.04(b) hereof, the Administrative Agent shall deliver such U.S. Internal Revenue Service Forms within 30 days following written notice from the Borrower to the Administrative Agent requesting the same; provided, however, that if the Administrative Agent does not deliver such U.S. Internal Revenue Service Forms within such 30-day period, the Administrative Agent shall, upon the subsequent written request of the Borrower, designate an affiliate or another Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) to serve as the Administrative Agent, subject to such designation not having an adverse effect on the Administrative Agent and subject to the internal policy considerations of the Administrative Agent, each to be determined in the sole discretion of the Administrative Agent; provided further, however, that if the Administrative Agent is unwilling or unable (within its sole discretion) to make such appointment, the Borrower shall have the right to cause the Administrative Agent to resign in accordance with Section 12.09 hereof.
          (d) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(d) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) subject to Section 13.16, nothing in this Section 4.04(d) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(d) at any time which a Default or Event of Default exists.
          SECTION 5. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:
          (a) Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
          (b) Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received from the Borrower a certificate, substantially in the form of Exhibit G-2, dated such date and signed on behalf of the Borrower by an Authorized

Representative of the Borrower, certifying on behalf of the Borrower that all of the conditions in each of Sections 5(d), (e), (f), (g), (i) and (m) and 6, have been satisfied on such date.
          (c) Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from (i) Andrews Kurth LLP, counsel to the Credit Parties, an opinion addressed to each Agent and the Lenders and dated the Initial Borrowing Date substantially in the form of Exhibit F-1 and (ii) Benjamin R. Preston, general counsel to the Credit Parties, an opinion addressed to each Agent and the Lenders and dated the Initial Borrowing Date substantially in the form of Exhibit F-2.
          (d) Adverse Change. On the Initial Borrowing Date, there shall not have occurred (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known, which the Administrative Agent or the Required Lenders shall determine has had or could reasonably be expected to have) a Material Adverse Effect.
          (e) Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any documentation executed in connection therewith (including any Credit Document) or the transactions contemplated thereby or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.
          (f) Governmental Approvals; etc. On or prior to the Initial Borrowing Date, (A) all necessary governmental (domestic and foreign) and third party approvals in connection with the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (B) all necessary material governmental (domestic and foreign) and third party approvals in connection with any Existing Indebtedness which is to remain outstanding after the Initial Borrowing Date and the consummation of the Transaction shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed by any governmental authority or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans, the issuance of Letters of Credit or the transactions contemplated by this Agreement.
          (g) Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Agents and the Lenders all costs, fees and expenses (including, without limitation, legal fees and expenses of the Agents and their affiliates incurred prior to the Initial Borrowing Date) payable to the Agents and the Lenders or otherwise payable in respect of the Transaction to the extent then due.
          (h) Corporate Documents; Proceedings; etc. (i) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by a secretary or assistant secretary of each Credit Party and attested to by an authorized officer of such Credit Party, substantially in the form of Exhibit G-1 with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party and the resolutions of such Credit Party authorizing the transactions referred to herein and occurring on or prior to the Initial Borrowing Date.
          (ii) All corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and a bring down telegram or facsimile with respect to the Borrower, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
          (i) Consummation of the Refinancing. (i) On the Initial Borrowing Date, concurrently with the incurrence of Loans and the use of proceeds thereof for such purpose, all Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees, premiums and other amounts owing pursuant thereto, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated (or either incorporated as Letters of Credit hereunder or fully supported with Letters of Credit issued hereunder).
          (ii) On the Initial Borrowing Date, concurrently with the incurrence of Loans, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating thereto shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent.
          (iii) On the Initial Borrowing Date, concurrently with the incurrence of Loans and the use of proceeds thereof for such purpose, (A) the Borrower shall have accepted for purchase all Existing Second-Lien Notes validly tendered (and not withdrawn) pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation, (B) at least a majority of the aggregate outstanding principal amount of Existing Second-Lien Notes theretofore outstanding shall have been accepted for purchase pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation and (C) the purchase price for the Existing Second-Lien Notes accepted for purchase pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation shall be paid on the Initial Borrowing Date pursuant to arrangements reasonably satisfactory to the Administrative Agent. In addition, on the Initial Borrowing Date, if any Stub Existing Second-Lien Notes will remain outstanding thereafter, each of the Existing Second-Lien Note Indenture Amendment, the Existing Second-Lien Note Security Documents Amendments and the Intercreditor Agreement Amendment and Termination, each in form and substance reasonably satisfactory to the Administrative Agent and consistent with the descriptions thereof contained in the definition of Existing Second-Lien Notes Tender Offer and Consent Solicitation contained herein, shall have been executed and delivered by the parties thereto, thereby amending the Existing Second-Lien Note Indenture and amending and terminating the Existing Second-Lien Notes Security Documents and the Intercreditor Agreement in accordance with the terms thereof.
          (iv) On the Initial Borrowing Date, substantially concurrently with the incurrence of Loans, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Second-Lien Note Documents created pursuant to the security documentation relating thereto shall have been terminated and released, and the Administrative Agent shall have received (or arrangements reasonably satisfactory to the Administrative Agent shall have been made so that the Administrative Agent shall, upon confirmation of the receipt by the trustee pursuant to the Existing Second-Lien Note Indenture of the funds to be paid to it for the purchase of Existing Second-Lien Notes pursuant to the Second-Lien Notes Tender Offer and Consent Solicitation, receive) such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent.
          (v) On the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower and its Subsidiaries shall have no outstanding preferred equity or Indebtedness, except for (x) Indebtedness pursuant to (or in respect of) the Credit Documents, and (y) such other outstanding Indebtedness of the Borrower and its Subsidiaries permitted pursuant to Section 9.04. On and as of the Initial Borrowing Date, all Indebtedness to remain outstanding as described in the immediately preceding sentence shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby, and there shall not be any amendments or modifications to the documents governing any Existing Indebtedness that are adverse to the interests of the Lenders (other than as requested or approved by the Administrative Agent). On and as of the Initial Borrowing Date, the Administrative Agent shall be satisfied with the amount of and the terms and conditions of all Indebtedness described above in this Section 5(i).
          (j) Subsidiaries Guaranties. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty substantially in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Subsidiaries Guaranty”), guaranteeing all of the obligations of the Borrower as more fully provided therein, and the Subsidiaries Guaranty shall be in full force and effect.
          (k) Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (i) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (ii) together with executed and undated endorsements for transfer in the case of certificated Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

          (l) Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit J (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:
          (i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;
          (ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions as the Collateral Agent may deem necessary or desirable (in its sole discretion) to ensure the perfection of the security interests purported to be created by the Security Agreement, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law authorized for filing);
          (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and
          (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
          (m) Financial Statements; etc. On or prior to the Initial Borrowing Date, the Administrative Agent and the Lenders shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 7.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          (n) Solvency Opinion; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:
          (i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit K; and
          (ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

          (o) Discharge of Third-Lien Obligations. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received such certifications, if any, as may be reasonably requested by it to the effect that the discharge of Third-Lien Obligations (as defined in the Intercreditor Agreement) has theretofore occurred.
          SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and Incremental Term Loans made on any Incremental Term Loan Borrowing Date, but excluding conversions or continuations made in accordance with Sections 1.06 and/or 1.09) and the obligation of an Issuing Lender to issue any Letter of Credit is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
          6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          6.02 Notice of Borrowings; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).
          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).
          The acceptance of the benefits or proceeds of each Credit Event, in each case, shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events occurring on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events occurring on or after the Initial Borrowing Date) and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
          SECTION 7. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the

Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          7.01 Organizational Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          7.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality or the terms of any FCC License or other Governmental Authorization, (ii) will violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

          7.04 Approvals. Except (x) as may have been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) for filings which are necessary to perfect the security interests created under the Security Documents, which filings shall have been made (or will be made within ten days of the Initial Borrowing Date, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
          7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The consolidated balance sheet of the Borrower and its subsidiaries as at December 31, 2006 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity of the Borrower for the fiscal year ended December 31, 2006, in each case copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).
          (b) On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          (c) Except as disclosed in the financial statements described in Section 7.05(a) there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of a nature required to be disclosed in such financial statements (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements described in Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries.
          (d) The Projections delivered to the Administrative Agent and the Lenders on or prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.
          (e) Since December 31, 2006, there have been no changes, events and/or occurrences that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
          7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
          7.08 Certain Agreements. (a) Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate, partnership or limited liability company restriction, as the case may be, that, either individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, if such default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          7.09 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal income tax and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are immaterial and (ii) those being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. Except as set forth on Schedule 7.09, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Except as provided in Schedule 7.09, as of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).
          7.10 Compliance with ERISA. Schedule 7.10 sets forth, as of the Initial Borrowing Date, the name of each Plan. Each Plan (and each related trust) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received or timely applied for a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service on which the Borrower is entitled to rely; neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or that is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or subject to Title IV of ERISA; neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has any obligation to maintain or contribute to (or borne any liability with respect to) any Foreign Pension Plan; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4204 or 4212 of ERISA or Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of the Borrower, threatened; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any failure to comply could not reasonably be expected to result in a material liability to the Borrower or any Subsidiary of the Borrower; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any failure to comply could not reasonably be expected to result in a material liability to the Borrower or any Subsidiary of the Borrower; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.
          7.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or will have within ten days of the Initial Borrowing Date) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent a security interest therein can be perfected by filing or possession, subject to no other Liens other than Permitted Liens. Following the recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective forms attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, the Collateral Agent for the benefit of the Secured Creditors will have, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and following the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, the Collateral Agent for the benefit of the Secured Creditors will have, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.
          (b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge

Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.
          (c) After the execution and delivery thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).
          7.12 Real Property. All Real Property having a Fair Market Value, as reasonably estimated by the Borrower, in excess of $5,000,000 that is owned by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties owned by it, including all Real Property set forth on Schedule 7.12 and all other material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
          7.13 Insurance. Schedule 7.13 sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.
          7.14 Subsidiaries. On and as of the Initial Borrowing Date and after giving effect to the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.14. Schedule 7.14 correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, (i) the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof and (ii) the jurisdiction of organization of each such Subsidiary. All outstanding shares of capital stock or other Equity Interests of each Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. On the Initial Borrowing Date and after giving effect to the Transaction, except as set forth on Schedule 7.14, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.
          7.15 Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business, the holding of the FCC Licenses and the other Governmental Authorizations and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.16 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          7.17 RCN International7.18 . RCN International is a Delaware corporation which has no significant assets or material liabilities.
          7.19 Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including, to the Borrower’s knowledge, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including, to the Borrower’s knowledge, any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.
          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.
          (c) Notwithstanding anything to the contrary in this Section 7.18, the representations and warranties made in this Section 7.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question that exists with respect to the employees of the Borrower or any of its Subsidiaries, which, individually or in the aggregate for all matters specified in clause (i), (ii) or (iii) above, could reasonably be expected to have a Material Adverse Effect.
          7.21 Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, necessary for the conduct of its business (the “Business Intellectual Property”) without any known conflict with the rights of others arising from the Borrower’s or its Subsidiaries’ use of the Business Intellectual Property which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
          7.22 Indebtedness. Schedule 7.21 sets forth a true and complete list of all Indebtedness (including Contingent Obligations, but only in respect of Indebtedness described in clauses (i) through (v) and (vii) through (ix) of the Indebtedness definition) of the Borrower and its Subsidiaries as of the Initial Borrowing Date (excluding (x) the Loans and the Letters of Credit and (y) any Stub Existing Second-Lien Notes) (the “Existing Indebtedness”) which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.
          7.23 FCC Licenses and Other Governmental Authorizations. (a) The Borrower and its Subsidiaries hold all FCC licenses, registrations and authorizations as are necessary to the Borrower’s and its Subsidiaries’ businesses (collectively, the “FCC Licenses”). Each of the FCC Licenses that is material to the business of the Borrower or any of its Subsidiaries has been validly issued and is in full force and effect. All FCC Licenses in effect on the Initial Borrowing Date and their respective expiration dates are listed and described on Schedule 7.22(a). The Borrower has no knowledge of any condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor contained in the policies, rules and regulations of the FCC applicable generally to business of the type, nature, class or location of the Borrower and its Subsidiaries. The Borrower and its Subsidiaries are in compliance with the terms and conditions of the FCC Licenses applicable to it and with applicable policies, rules and regulations of the FCC and the Communications Act of 1934, as amended (the “Communications Act”) except to the extent that any failure to comply could not reasonably be expected to result in a Material Adverse Effect. No proceedings are pending or are, to the knowledge of the Borrower, threatened which may reasonably be expected to result in the revocation, rescission, modification, non-renewal or suspension of any FCC License, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Borrower or any of its Subsidiaries that would, if such proceedings were decided adversely to the Borrower or the Subsidiaries, have a Material Adverse Effect. All reports, applications, tariffs and other documents required to be filed by the Borrower or any of its Subsidiaries, as appropriate, with the FCC have been timely filed and all such reports, applications, tariffs and documents are true, correct and complete, except where the aggregate effect of any such failures to so file or be true, correct and complete has not had, and could not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Borrower, there are no unsatisfied or otherwise outstanding citations, complaint proceedings, notices of liability or notices of forfeiture issued by the FCC and received by the Borrower or a Subsidiary thereof with respect to the Borrower or any of its Subsidiaries or any of their respective operations.
          (b) In addition to the FCC Licenses issued by the FCC, the Borrower and its Subsidiaries hold all licenses, certificates, registrations and authorizations issued by any other governmental entity (domestic and foreign) necessary to operate their respective businesses for each line of business of the Borrower or any of its Subsidiaries requiring such authorization and in each jurisdiction in which Borrower or any of its Subsidiaries may be deemed to be conducting their respective businesses under applicable law (collectively, the “Governmental Authorizations”), except where the aggregate effect of any such failures to hold such licenses, certificates, registrations or authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect. Each Governmental Authorization has been validly issued and is in full force and effect. The Governmental Authorizations as of the Initial Borrowing Date are listed on Schedule 7.22(b), with any expiration date for any such authorization identified on Schedule 7.22(b), with authorizations issued by state public service or utility commissions (or analogous state authorities) listed in Part A of Schedule 7.22(b) and other Governmental Authorizations listed in Part B of Schedule 7.22(b). None of the Governmental Authorizations contain any conditions or limitations outside the normal course that would materially and adversely restrict the operations of the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries have been and are in compliance in all respects with the terms and conditions of the Governmental Authorizations applicable to them, except to the extent that any failure to comply would not result in a Material Adverse Effect. Other than the proceedings of a general nature, no proceedings are pending or are, to the knowledge of the Borrower, threatened, and, to the Borrower’s knowledge, no event has occurred, which may reasonably be expected to result in the revocation, rescission, adverse modification, non-renewal or suspension of any Governmental Authorization that is material to the business of the Borrower or any of its Subsidiaries, the denial of any pending applications therefor, the issuance of any cease and desist order, or the imposition of any material fines, forfeitures, or other administrative actions by a governmental entity. All reports, applications, tariffs and other documents required to be filed by the Borrower or any of its Subsidiaries, as appropriate, with the governmental entity issuing a Government Authorization have in all respects been timely filed, and all such reports, applications, tariffs and documents are true, correct and complete in all respects, except where the aggregate effect of such failures to so file or be true, correct and complete has not had, and could not be reasonably expected to have, a Material Adverse Effect. To the knowledge of the Borrower, there are no material unsatisfied or otherwise outstanding citations issued by any governmental entity and received by the Borrower or a Subsidiary thereof with respect to the Borrower or any of its

Subsidiaries. Part C of Schedule 7.22(b) separately lists all pending applications for certificates or other authorizations from any state public service or utility commission (or analogous state authority).
          (c) The transactions contemplated herein, under applicable law (including the Communications Act) and the applicable policies, rules, regulations and practices of the FCC and other governmental entities, would not disqualify the Borrower or any of its Subsidiaries as an assignee or transferee of the FCC Licenses or the Governmental Authorizations or result in the imposition of any materially adverse condition on or modification of the FCC Licenses or the Governmental Authorizations.
          7.24 Intercreditor Agreement. (a) The Discharge of Third-Lien Obligations (as defined in the Intercreditor Agreement) has occurred prior to the Initial Borrowing Date and on the Initial Borrowing Date there are no Third-Lien Obligations (as defined in the Intercreditor Agreement) which remain outstanding.
          (b) On the Initial Borrowing Date (immediately upon the repayment of the Existing Credit Agreement), this Agreement shall constitute the “First-Lien Credit Agreement” as defined in, and pursuant to, the Intercreditor Agreement.
          (c) Upon the execution by the Administrative Agent of the Intercreditor Agreement Amendment and Termination, the Intercreditor Agreement shall be amended and shall thereafter terminate in accordance with the terms of the Intercreditor Agreement Amendment and Termination.
          SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          8.01 Information Covenants. The Borrower will furnish to each Lender:
          (a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding periods in the prior fiscal year, all of which shall be certified by an Authorized Representative of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period, in each case without any material qualifications with respect thereto. Notwithstanding the foregoing, in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, or the same is made publicly available by the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of this clause (a). For the purposes of the immediately preceding sentence, posting of any such Quarterly Report on the SEC’s website, www.sec.gov, within the time period otherwise required in such sentence for the delivery of such Quarterly Report shall constitute delivery of same to the Administrative Agent.
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (without any “going concern” or other qualification or exception) by an independent certified public accountant of recognized standing, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. Notwithstanding the foregoing, in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower on Form 10-K for such fiscal year, as filed with the SEC, or the same is made publicly available by the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of this clause (b) so long as the certified public accountants’ opinion included in such Form 10-K satisfies the requirements with respect thereto set forth in the immediately preceding sentence. For the purposes of the immediately preceding sentence, posting of any such Annual Report on the SEC’s website, www.sec.gov, within the time period otherwise required in such sentence for the delivery of such Annual Report shall constitute delivery of same to the Administrative Agent.
          (c) Unrestricted Subsidiaries. If the Borrower has designated any Unrestricted Subsidiaries hereunder, then within 15 days after the delivery of the financial statements described in Sections 8.01(a) and 8.01(b), a reasonably detailed presentation, either in the face of the financial statements delivered pursuant to such Sections or in footnotes thereto and in management’s discussion and analysis of operational and financial developments, of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.
          (d) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
          (e) Budgets. Commencing with the fiscal year of the Borrower commencing January 1, 2008, no later than 30 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of operations, cash flows statements and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.
          (f) Officer’s Certificates. Within the time period provided in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit L certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(e), 4.02(f), 4.02(g), 9.01(x), 9.01(xii), 9.01(xviii), 9.02(iii), 9.02(xiii), 9.03, 9.04, 9.05(v), 9.05(xi) and Section 9.07 (if same was applicable during the respective period), in each case, at the end of such fiscal quarter or year (or during the period when same was applicable, in the case of Section 9.07), as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail (and the calculations required to establish) the amount of Excess Cash Flow and the Applicable ECF Percentage for the respective Excess Cash Payment Period, and (iii) certify either that (A) there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement, and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(f), or (B) if there have been any such changes, a list in reasonable detail of such changes, and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
          (g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (or any material development in any such litigation or investigation) (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness.
          (i) Corporate Family Rating. Promptly upon, and in any event within three Business Days after, any Authorized Officer of the Borrower obtains knowledge of any change by Moody’s in the Corporate Family Rating, notice of such change.
          (j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
          8.02 Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that unless an Event of Default shall have occurred and be continuing, such visit and inspection by any Lender shall occur no more than one time per year.
          (b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.
          8.03 Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
          (b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries to the extent reasonably requested by the Collateral Agent) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) in the case of such certificates (or, if requested by the Administrative Agent, such policies), shall be deposited with the Collateral Agent.
          (c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies (if so requested by the Administrative Agent) or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.
          8.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, or the termination or expiration of any franchise, license, permit, copyright, trademark or patent in any jurisdiction if such withdrawal, termination or expiration, as the case may be, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.
          (b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its

Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant, and hereby grants, to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.
          8.07 ERISA. As soon as possible and, in any event, within ten days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Representative of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65 (unless notice is waived under .65), .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or could reasonably be expected to incur any material liability with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower is reasonably expected to incur material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan; provided, however, that no such notice shall be required unless such event has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.
          8.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year end as described above.
          8.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, would or would reasonably be expected to, become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
          8.11 Use of Proceeds; Margin Regulations. (a) The Borrower shall use all proceeds of the Initial Term Loans to finance the Transaction and to pay the fees and expenses relating to the Transaction.
          (b) The Borrower shall use all proceeds of the Incremental Term Loans, Revolving Loans and the Swingline Loans for the working capital and general corporate purposes of the Borrower and its Subsidiaries (including to finance capital expenditures and Permitted Acquisitions and to pay fees and expenses incurred in connection therewith); provided that all proceeds of Incremental Term Loans and of Revolving Loans pursuant to Incremental Revolving Commitments (excluding re-borrowings pursuant to Incremental Revolving Commitments) incurred pursuant to the proviso of clause (iv) of Section 1.14(a) shall be used solely to finance one or more Permitted Acquisitions as provided therein.
          (c) The Borrower shall in no event use any part of any Credit Event (or the proceeds thereof) to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. The Borrower further covenants that neither the making of any Loan or the issuance of any Letter of Credit, nor the use of the proceeds thereof nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          8.12 Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such of the Borrower’s and such other Credit Parties’ assets, properties and owned real properties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided that the Credit Parties shall not be required to grant Liens on (i) assets that are subject to express exclusions in the Security Documents until (and then to the extent) such exclusions are no longer applicable and (ii) any parcel (including contiguous parcels) of Real Property that is a Leasehold interest or having a Fair Market Value of less than $5,000,000. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Borrower shall cause the Additional Security Documents or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.
          (b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower and the Credit Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.
          (c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
          (d) The Borrower shall complete each action required by clauses (a) through (c) of this Section 8.12 as soon as possible, but in no event later than 60 days (or such longer period as the Administrative Agent shall approve in writing) after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.
          8.13 Ownership of Subsidiaries; etc. The Borrower will, and will cause each of its Subsidiaries to, own 100% of the capital stock and other Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law); provided, however, that the foregoing shall not prohibit the Borrower and/or its Wholly-Owned Subsidiaries owning Equity Interests in any Non-Wholly-Owned Subsidiary acquired after the Initial Borrowing Date so long as all Investments therein made by the Borrower and its Subsidiaries are justified pursuant to clause (xi) of Section 9.05.
          8.14 Corporate Separateness. The Borrower will, and will cause each of its Subsidiaries to, (i) take all action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of any Unrestricted Subsidiaries and (ii) satisfy customary corporate formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither the Borrower nor any other Credit Party shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any other Credit Party. Any and all financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrower and its other Subsidiaries. Each Unrestricted Subsidiary shall pay its respective liabilities, including administrative expenses, from its own separate assets, and the assets of the Borrower and its Subsidiaries shall at all times be separately identified and segregated from the assets of Unrestricted Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.
          8.15 Permitted Acquisitions. (a) Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Domestic Subsidiary Guarantor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Material Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Material Permitted Acquisition; (iii) the Borrower shall be able to incur at least $1.0 of additional Indebtedness pursuant to the Incurrence Test Basket (and, if any Incremental Term Loans are being incurred pursuant to the proviso of clause (iv) of Section 1.14(a), the Secured Leverage Ratio shall be less than 4.00:1.00) after giving effect to the respective Permitted Acquisition and all financing therefor (as well as all other Permitted Acquisitions and Material Asset Sales theretofore consummated after the first day of the relevant Calculation Period); (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) immediately after giving effect to such Permitted Acquisition, the Unrestricted cash and Cash Equivalents (for this purpose, treating the Total Unutilized Revolving Loan Commitment as Unrestricted cash so long as same may be drawn at such time in accordance with the conditions contained herein and, after giving effect to the drawing of such amounts, there would be no violation of the Financial Covenant) of the Borrower and its Subsidiaries equal or exceed $25,000,000 and (vi) in the case of a Material Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi).
          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of other Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.
          (c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.12, to the reasonable satisfaction of the Administrative Agent.
          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.
          8.16 Ratings. The Borrower shall at all times maintain both a Corporate Family Rating (of any level) and a senior secured financing rating (of any level) from Moody’s with respect to the Loans.
          8.17 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be able to incur at least

$1.0 of additional Indebtedness pursuant to the Incurrence Test Basket (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) in the case of any Unrestricted Subsidiary directly owned by the Borrower or any Restricted Subsidiary, 100% of the Equity Interests of such newly-designated Unrestricted Subsidiary are owned by the Borrower or such Restricted Subsidiary, (iv) such Subsidiary shall have entered into the Tax Allocation Agreement, and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation (i) of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the time of such designation in an amount equal to the net book value of the Borrower’s or its respective Subsidiaries’ (as applicable) investment therein and (ii) of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any Indebtedness or Liens of such Subsidiary existing at such time, and in the case of each such designation shall only be permitted if the respective Investment or incurrence of Indebtedness or Liens is permitted under Section 9.03, 9.04 or 9.05, as the case may be.
          SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          9.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or consent to the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
          (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
          (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
          (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 9.01(iii), plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;
          (iv) Liens created by or pursuant to this Agreement and the Security Documents;
          (v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
          (vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
          (vii) Liens placed after the Initial Borrowing Date upon fixed or capital assets acquired after October ___, 2006 and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such fixed or capital assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the fixed or capital assets so acquired does not encumber any other asset of the Borrower or such Subsidiary;
          (viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
          (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
          (x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the Fair Market Value of all other property subject to such Liens does not exceed $2,500,000 at any time outstanding;

          (xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
          (xii) Liens (other than Liens imposed under ERISA), including deposits, incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $10,000,000;
          (xiii) Permitted Encumbrances;
          (xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(iv), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;
          (xv) restrictions on the transfer or pledge of assets contained in any FCC License or imposed by the Communications Act, comparable state or local legislation, regulations or ordinances or the terms of cable TV franchises;
          (xvi) Liens consisting of customary options, calls, puts or restrictions on transfer relating to Equity Interests of Non-Wholly Owned Subsidiaries and arising under joint venture arrangements with other holders (other than the Borrower and its Affiliates) of such Equity Interests;
          (xvii) sales or other transfers of Receivables pursuant to, and Liens existing or deemed to exist in connection with, Permitted Receivables Securitizations permitted by Section 9.04(viii); and
          (xviii) other Liens, so long as neither the aggregate Fair Market Value of all assets subject thereto, nor the aggregate amount of Indebtedness or other obligations secured thereby, exceeds $10,000,000.
          In connection with the granting of Liens of the type described in clauses (vi), (vii), (xiv), (xvii) and (xviii) of this Section 9.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

          9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:
          (i) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business or sales of goods that have become worn-out, obsolete or damaged and as a result are unsuitable for use in connection with the business of the Borrower and its Subsidiaries;
          (ii) Investments may be made to the extent permitted by Section 9.05, and Dividends may be paid to the extent permitted by Section 9.03;
          (iii) the Borrower and its Subsidiaries may sell assets (other than Equity Interests of any Subsidiary or Unrestricted Subsidiary that is less than all of the Equity Interests in such Subsidiary or Unrestricted Subsidiary that are owned by the Borrower and its Subsidiaries) or make Permitted Asset Exchanges in accordance with the definition thereof, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale (and each such Permitted Asset Exchange) is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value therefor, (x) other than in the case of a Permitted Asset Exchange, at least 75% of the Total Consideration received by the Borrower or such Subsidiary consists of cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(e) and (z) after giving effect to each such sale or Permitted Asset Exchange (as the case may be), the sum of (I) aggregate amount of the proceeds (or, in the case of a Permitted Asset Exchange, the Fair Market Value of the assets sold or otherwise transferred by the Borrower or the respective Subsidiary pursuant to such Permitted Asset Exchange) received from each such sale or such Permitted Asset Exchange (as the case may be), (II) the aggregate amount of all proceeds received from all other assets previously sold pursuant to this clause (iv) and (III) the aggregate Fair Market Value of all assets sold or otherwise transferred by the Borrower or the respective Subsidiary pursuant to Permitted Asset Exchanges effected pursuant to this clause (iv), shall not exceed 10% of Consolidated Net Tangible Assets as of the fiscal quarter or year (as the case may be) of the Borrower ended most recently prior to such sale or Permitted Asset Exchange for which financial statements shall have been delivered pursuant to Section 8.01(a) or (b), as the case may be;
          (iv) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iii));
          (v) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

          (vi) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;
          (vii) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of such merger, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
          (viii) Permitted Acquisitions may be made to the extent permitted by Section 8.15;
          (ix) sales, transfers and other dispositions of Receivables and Related Assets pursuant to Permitted Receivables Securitizations permitted by Section 9.04(viii);
          (x) sales, transfers and dispositions (and purchases and acquisitions) by the Borrower or any Wholly-Owned Domestic Subsidiary Guarantor to (or from, as the case may be) the Borrower or a Wholly-Owned Domestic Subsidiary Guarantor shall be permitted;
          (xi) the Los Angeles Assets, or any portion thereof, may at any time or from time to time be sold, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value therefor, (y) in the case of any sale of Real Property constituting all or a portion of the Los Angeles Assets, at least 75% of the Total Consideration received by the Borrower and its Subsidiaries consists of cash paid at the time of the closing of such sale or disposition and (z) the Net Sale Proceeds from any Asset Sale of Los Angeles Assets (but only if constituting an Asset Sale) are applied to prepay Loans to the extent required by Section 4.02(e) or reinvested in accordance with the provisions thereof;
          (xii) the sale, transfer or other disposition (including pursuant to a Permitted Asset Exchange made in accordance with the definition thereof) of all or substantially all the Chicago Assets in a single transaction or series of related transactions shall be permitted, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value therefor, (y) other than in the case of a Permitted Asset Exchange, at least 75% of the Total Consideration received by the Borrower and its Subsidiaries consists of cash paid at the time of the closing of such sale or disposition and (z) the Net Sale Proceeds therefrom are applied to prepay Loans to the extent required by Section 4.02(e) or reinvested in accordance with the provisions thereof; and

          (xiii) the Borrower and its Subsidiaries may make a sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 270 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose as the sold property; provided that the sum of the aggregate amount of Attributable Debt in respect of all such sale and leaseback transactions of the Borrower and its Subsidiaries shall not exceed $5,000,000 at any time outstanding.
          To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          9.03 Dividends. (a) The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
          (i) any Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to a Wholly-Owned Subsidiary of the Borrower which owns equity therein;
          (ii) any Non-Wholly-Owned Subsidiary of the Borrower may declare and pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
          (iii) so long as no Default or Event of Default exists at the time of the respective Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may redeem or repurchase Equity Interests of the Borrower from officers, employees and directors of the Borrower or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee and/or director stock ownership plan that has been approved by the Board of Directors of the Borrower, provided that the aggregate amount of Dividends made by the Borrower pursuant to this clause (iii), and the aggregate amount paid in connection therewith on or after the Initial Borrowing Date shall not exceed $15,000,000 (calculated net of any cash proceeds received by the Borrower from issuances of its Equity Interests in connection with such redemption or repurchase);
          (iv) the Borrower may pay Dividends, provided that (i) immediately before and after giving effect thereto, no Default or Event of Default exists, (ii) immediately after giving effect to each such Dividend (including the incurrence of any Indebtedness in connection therewith) (x) the Borrower shall be able to incur at least $1.0 of Indebtedness pursuant to the Incurrence Test Basket and (y) the Total Leverage Ratio shall be less than 5.00:1.00, and (iii) in respect of each Dividend paid pursuant to this clause (iii), the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), inclusive, and containing the calculations (in reasonable detail) showing compliance with such requirements; and
          (v) the Borrower may pay Dividends so long as (x) at the time of (and immediately after giving effect to) each such Dividend, (I) no Default or Event of Default then exists and (II) the Borrower is in compliance with the Financial Covenant on a Pro Forma Basis (which shall be tested, for this purpose, regardless of whether Revolving Loans are then outstanding) and (y) the aggregate amount of all Dividends made pursuant to this clause (v) does not exceed $15,000,000.
          9.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
          (i) Indebtedness of the Credit Parties incurred pursuant to this Agreement and the other Credit Documents;
          (ii) Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04, in each case so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;
          (iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iii) exceed $25,000,000 at any time outstanding;
          (iv) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness secured by an asset acquired pursuant to a Permitted Acquisition), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y), and (z) the aggregate principal amount of all Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any one time outstanding;
          (v) intercompany Indebtedness among the Borrower and the Subsidiary Guarantors to the extent permitted by Section 9.05(vii);
          (vi) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 7.21 (as reduced by any permanent repayments of principal thereof),without giving effect to any subsequent extension, renewal or refinancing;
          (vii) guarantees by the Borrower of Indebtedness or operating lease payment obligations of any Wholly-Owned Domestic Subsidiary Guarantor and by any Wholly-Owned

Domestic Subsidiary Guarantor of Indebtedness or operating lease payment obligations of the Borrower or any other Wholly-Owned Domestic Subsidiary Guarantor, in each case so long as the respective underlying guaranteed Indebtedness or operating lease payment obligations are otherwise permitted in accordance with the relevant terms of this Agreement (other than this clause (vii)); provided that this clause (vii) shall not permit any guarantees of Indebtedness described in any of clauses (iv), (vi) or (viii);
          (viii) Permitted Receivables Securitizations, so long as the aggregate principal amount of all Indebtedness incurred pursuant to this clause does not at any time exceed $50,000,000;
          (ix) other unsecured Indebtedness of the Borrower or any Subsidiary not in excess of $25,000,000 at any time outstanding;
          (x) so long as (i) immediately before and after giving effect thereto, no Default or Event of Default exists and (ii) immediately after giving effect to each such incurrence of Indebtedness (x) the Secured Leverage Ratio is less than 5.00:1.00 and (y) the Total Leverage Ratio is less than 6.00:1.00, with the compliance of these requirements of proceeding clauses (x) and (y) to be calculated on a Pro Forma Basis giving effect to such incurrence, the Borrower and its Subsidiaries may incur additional unsecured Indebtedness (the test set forth in this Section 9.04(x), the “Incurrence Test Basket”); and
          (xi) Stub Existing Second-Lien Notes outstanding on the Initial Borrowing Date (including any substantially identical exchange notes issued in respect thereof pursuant to the terms of the Existing Second-Lien Note Indenture), so long as same remain outstanding on an unsecured basis, as reduced by any permanent repayments of principal thereof and without giving effect to any subsequent extension, renewal or refinancing thereof.
          In furtherance of the foregoing and in no way in limitation thereof, the Borrower shall not permit any Unrestricted Subsidiary to incur any Indebtedness or any other obligation having any element of recourse to the Borrower or any of its Subsidiaries or to any of the Borrower’s or any of its Subsidiaries’ assets or property.
          9.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
          (i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

          (ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;
          (iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 9.05(iii), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;
          (iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
          (vi) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(ii);
          (vii) the Borrower and the Wholly-Owned Domestic Subsidiary Guarantors may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”), provided that each such Intercompany Loan shall be evidenced by an Intercompany Note (which Intercompany Note shall include the subordination provisions attached as Annex A to the form of Intercompany Note) which shall be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement;
          (viii) Permitted Acquisitions shall be permitted in accordance with Section 8.15;
          (ix) investments by the Borrower and its Subsidiaries in Equity Interests in, and capital contributions by the Borrower and its Subsidiaries to, Subsidiaries that are Wholly-Owned Domestic Subsidiary Guarantors both before and after such investments; provided that any such Equity Interests held by a Credit Party shall be pledged pursuant to the Pledge Agreement;
          (x) Investments and Guaranties arising or made under Permitted Receivables Securitizations permitted by Section 9.04(viii);
          (xi) the Borrower may make other Investments, provided that (i) immediately before and after giving effect thereto, no Default or Event of Default exists, (ii) immediately after giving effect to each such Investment (including the incurrence of any Indebtedness in connection therewith) (x) the Borrower shall be able to incur at least $1.0 of Indebtedness pursuant to the Incurrence Test Basket and (y) the Total Leverage Ratio shall be less than 5.00:1.00, and (iii) in respect of each Investment made pursuant to this clause (xi), the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), inclusive, and containing the calculations (in reasonable detail) showing compliance with such requirements;
          (xii) the Borrower and its Subsidiaries may make other Investments so long as (x) at the time of (and immediately after giving effect to) each such Investment, no Default or Event of Default then exists and (y) the aggregate amount of all Investments made pursuant to this clause (xi) do not exceed $15,000,000 (net of any return of capital or Net Sale Proceeds in respect of any such investment and valued at the time of the making thereof).
          9.06 Transactions with Affiliates and Unrestricted Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries or any of its Unrestricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:
          (i) Dividends may be paid to the extent provided in Section 9.03;
          (ii) customary fees to non-officer directors and payments related to indemnifications of directors and officers of the Borrower and its Subsidiaries may be paid;
          (iii) loans may be made and other transactions may be entered into by the Borrower with its Subsidiaries, or between Subsidiaries of the Borrower, to the extent permitted by Sections 9.01, 9.02, 9.04 and 9.05;
          (iv) the Borrower and its Subsidiaries may enter into, and make payments under, employment agreements, employee benefit plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;
          (v) transactions where the sum of (x) the Fair Market Value of all assets (including for this purpose cash) transferred to or from the respective Credit Parties party thereto, (y) the aggregate value (as determined by the Borrower in good faith) of the services provided by the respective Credit Parties party thereto and (z) the aggregate amount of liabilities incurred or assumed by the respective Credit Parties parties thereto is de minimus, provided that the aggregate Fair Market Value of the assets so transferred plus the aggregate value of the services so provided plus the aggregate amount of liabilities so incurred or assumed for all transactions permitted under this clause (v) shall not exceed $2,500,000; and
          (vi) transactions may be entered into by the Borrower with its Subsidiaries, or between Subsidiaries of the Borrower in the ordinary course of business and consistent with past practices for the procurement of legal, accounting, construction management and similar services, so long as any amounts charged by any such Person to another for such services do not exceed the cost of providing such services.
          9.07 Secured Leverage Ratio. At any time that any Revolving Loans, Swingline Loans or Letters of Credit (or unreimbursed drawings with respect to any Letter of

Credit) are outstanding, the Borrower will not permit the Secured Leverage Ratio to be more than 5.00:1.00, it being understood and agreed that the covenant contained in this Section 9.07 is for the benefit of the RL Lenders and may be amended, modified or waived by them as contemplated by Section 13.12(a)(A) in their sole discretion; provided that if a Revolver Event of Default occurs as a result of the violation of this Section 9.07 (unless and until the respective Revolver Event of Default is cured or waived by the RL Lenders in accordance with Section 13.12(a)(A)), such violation may give rise to an Event of Default generally (thereby also permitting an exercise of remedies pursuant to clause (B) of the remedies provision following Section 10.11 of this Agreement, following the lapse of time provided in the proviso to Section 10.03(i)).
          9.08 Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:
          (i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders; or
          (ii) amend, modify or change any provision of any Tax Allocation Agreement or, except as contemplated in Section 8.17, enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.
          9.09 Limitation on Certain Restrictions on Subsidiaries. (i) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) customary restrictions contained in any agreement relating to the sale of any asset pending the close of the sale of such asset provided that the sale of such asset is permitted hereunder, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii) or (xiv), (viii) restrictions or conditions imposed by any agreement relating to Permitted Receivables Securitizations permitted by this Agreement if such restrictions or conditions apply only to the Receivables and the Related Assets that are the subject of the Permitted Receivables Securitization, and (ix) restrictions or conditions imposed on any SPE Subsidiary in connection with any Permitted Receivables Securitization.
          (ii) The Borrower will not permit any of its Unrestricted Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any restriction whatsoever on the operations of the Borrower or its Subsidiaries.
          9.10 Limitation on Issuance of Capital Stock. (a) Other than Qualified Capital Stock issued pursuant to clause (c) below, the Borrower will not issue (i) any preferred Equity Interests or (ii) any redeemable common Equity Interests other than common Equity Interests that are redeemable at the sole option of the Borrower.
          (b) The Borrower will not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.
          (c) The Borrower may issue Qualified Capital Stock so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issue of Qualified Capital Stock, the gross cash proceeds therefrom (or in the case of Qualified Capital Stock directly issued as consideration for a Permitted Acquisition, the Fair Market Value thereof of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance.
          9.11 Business, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complementary thereto.
          (b) The Borrower will not permit any SPE Subsidiary to engage in any business other than Permitted Receivables Securitizations.
          9.12 Limitation on Creation of Subsidiaries and Unrestricted Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary or Unrestricted Subsidiary; provided that, subject to compliance with the other applicable provisions of Section 8 and this Section 9, (i) the Borrower and its Wholly-Owned Domestic Subsidiaries that are, or are to become, Subsidiary Guarantors may create or acquire Wholly-Owned Domestic Subsidiaries, so long as (w) all of the Equity Interests of such new Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement (provided that the foregoing requirements shall not apply to any SPE Subsidiary until the consummation of the Permitted Receivables Securitization to which such SPE Subsidiary relates), (x) such new Subsidiary other than an SPE Subsidiary enters into the Subsidiaries Guaranty and executes and delivers to the Collateral Agent counterparts of, or a joinder agreement to, the Security Agreement and the Pledge Agreement, (y) such new Subsidiary other than an SPE Subsidiary enters into such Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to Section 8.12 and (z) such new Subsidiary other than an SPE Subsidiary executes and delivers all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Initial Borrowing Date, (ii) the Borrower and any Wholly-Owned Subsidiary of the Borrower may create, acquire or designate an Unrestricted Subsidiary, so long as, if such Unrestricted Subsidiary is an Unrestricted Subsidiary of a Credit Party, all of the Equity Interests of such Unrestricted Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement and (iii) the Borrower and any Wholly-Owned Domestic Subsidiary Guarantor may create or acquire Non-Wholly-Owned Subsidiaries, so long as (x) all of the Equity Interests of such new Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement and (y) all Investments in such Subsidiary at the time of and after the establishment, creation or acquisition thereof are permitted under Section 9.05(xi).
          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
          10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or
          10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the any Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          10.03 Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g), 8.08, 8.11, 8.14, or 8.16 or Section 9, provided that any Revolver Event of Default shall not constitute an Event of Default with respect to the Term Loans until the earlier of (x) the date that is 30 days after the date such Revolver Event of Default arises and (y) the date on which the Administrative Agent, the Collateral Agent or the RL Lenders exercise any remedies with respect to the Revolving Obligations in accordance with clause (A) of the remedies paragraph immediately following Section 10.11; and provided, further that any Revolver Event of Default may be waived, amended or otherwise modified from time to time by the Majority Lenders holding Revolving Obligations (or Revolving Loan Commitments with respect thereto) pursuant to Section 13.12(a), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

          10.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required but determined only after giving effect to any applicable grace period), any such Indebtedness to become due prior to its stated maturity (including in the case of a Permitted Receivables Securitization, any required amortization in connection therewith), or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (including in the case of a Permitted Receivables Securitization, any required amortization in connection therewith); provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10,000,000; or
          10.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
          10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64,              .65 (unless notice is waived under .65), .66, .67 or .68 of PBGC

Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulation 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect; or
          10.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01)), or any Credit Party shall deny or disaffirm such Credit Party’s obligations under any Security Document, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or
          10.08 Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or
          10.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its

Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $2,500,000; or
          10.10 Change of Control. A Change of Control shall occur; or
          10.11 Certain Tax Payments. On or after the execution and delivery of the Tax Allocation Agreement, the Borrower and its Subsidiaries shall pay (directly or by way of dividend or distribution) an amount with respect to taxes in excess of the amount the Borrower and its Subsidiaries are permitted to pay pursuant to the Tax Allocation Agreement;
then, and in any such event, and at any time thereafter, (A) if any Revolver Event of Default shall then be continuing (whether or not such Revolver Event of Default has become an Event of Default with respect to the Term Loans as contemplated by the proviso to Section 10.03(i)), the Administrative Agent, upon the written request of the Majority Lenders holding Revolving Obligations (or Revolving Loan Commitments with respect thereto), shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any RL Lender or the holder of any Revolving Note or Swingline Note to enforce its claims against any Credit Party: (i) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitments of each RL Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Loans, Swingline Loans, the Revolving Notes and the Swingline Notes and all Obligations owing to the RL Lenders hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent on behalf of all of the Lenders, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02(a) to the repayment of the Obligations owing to the RL Lenders, and (B) if any Event of Default (other than a Revolver Event of Default that has not yet become an Event of Default with respect to the Term Loans as contemplated by the proviso to Section 10.03(i), it being understood and agreed that at any time when a Revolver Event of Default becomes an Event of Default with respect to the Term Loans as contemplated by the proviso to Section 10.03(i), and for so long as same continues to exist, remedies may be exercised with respect thereto pursuant to this clause (B) or by the Majority Lenders holding Revolving Obligations (or Revolving Loan Commitments with respect thereto) as contemplated by preceding clause (A)) shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith b ecome due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02(a) to the repayment of the Obligations.
          SECTION 11. Definitions and Accounting Terms.
          11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the respective Permitted Acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).
          “Additional Permitted Amount” shall have the meaning provided in Section 1.14(a)(iv).
          “Additional Security Documents” shall have the meaning provided in Section 8.12.
          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
          “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

          “Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.
          “Agents” shall mean, except as otherwise provided in Section 12, any or all of the Syndication Agent, the Administrative Agent, the Collateral Agent, the Documentation Agent, the Joint Book Runner and the Lead Arranger.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
          “Applicable ECF Percentage” shall mean 50%; provided that if on the last day of the respective Excess Cash Payment Period, the Total Leverage Ratio was less than 3.00:1.00, then the Applicable ECF Percentage shall instead be 0%.
          “Applicable Margin” shall mean (I) in the case of Initial Term Loans (and any Incremental Term Loans made pursuant to the same Tranche), a percentage per annum equal to, in the case of such Term Loans maintained as (x) Base Rate Loans, [1.25]% and (y) Eurodollar Loans, [2.25]%, (II) in the case of Incremental Term Loans made pursuant to a new Tranche, the respective Applicable Margins specified in the relevant Incremental Commitment Agreement, and (III) in the case of Revolving Loans and Swingline Loans, a percentage per annum set forth below under the column for the respective Type of Revolving Loans and opposite the respective Level (i.e., Level I or Level II, as the case may be) that is currently in effect based on Corporate Family Rating:

Revolving
		Loans	Revolving Loans
		Maintained as	Maintained as Base Rate
		Eurodollar	Loans and Swingline
	Moody’s Rating	Loans	Loans
Level I	Ba3 or higher	[1.75] %	[0.75] %

Level II	B1 or lower	[2.00] %	[1.00] %

; provided that (i) except in the case provided in the second succeeding sentence, the Applicable Margin for Revolving Loans and Swingline Loans shall be at Level II at all times when (x) either Moody’s shall not have in effect a Corporate Family Rating or (y) any Default or Event of Default is in existence. Any change in the Applicable Margin for Revolving Loans or Swingline Loans due to a change in the Corporate Family Rating shall be effective on the effective date of such change in the Corporate Family Rating. If the rating system for Moody’s shall change, or if Moody’s shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to enter into an amendment to this Agreement to reflect such changed rating system or the unavailability of ratings from Moody’s and, pending the effectiveness of any such amendment, the Applicable Margin for Revolving Loans and Swingline Loans shall be determined by reference to the rating most recently in effect prior to such change or cessation.
          “Applicable RL Commitment Percentage” shall mean on any given date (i) if on such date the Total Unutilized Revolving Loan Commitment is greater than or equal to 50% of the Total Revolving Loan Commitment, 0.50% and (ii) if on such date the Total Unutilized Revolving Loan Commitment is less than 50% of the Total Revolving Loan Commitment, 0.375%.
          “Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any Equity Interests, or other securities of, another Person) other than (x) sales of assets pursuant to Sections 9.02(i), (v), (vi), (ix) and (xiii), (y) releases after the Initial Borrowing Date of amounts (aggregating not more than $3,000,000) held in escrow from sales prior to the Initial Borrowing Date of the San Francisco Assets (as defined in the Existing Credit Agreement) and (z) any sale of assets where the Net Sale Proceeds therefrom (when aggregated with the Net Sale Proceeds of any other sales transfer or disposition which would constitute an Asset Sale without regard to this clause (y) and is part of a series of related sales, transfers or dispositions) is less than $1,000,000.
          “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit N (appropriately completed).
          “Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 9.02, (i) if such lease is a Capitalized Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) if such lease is not a Capitalized Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease Obligation.
          “Authorized Representative” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices,

the Controller, Treasurer, Assistant Treasurer and Assistant Controller and any other person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or incumbency certificates on file with the Administrative Agent and each Issuing Lender; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, any treasurer or other financial officer of the Borrower and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.
          “Bankruptcy Code” shall have the meaning provided in Section 10.05.
          “Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.
          “Base Rate Loan” shall mean each Term Loan or Revolving Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto and each Swingline Loan.
          “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.
          “Business Intellectual Property” shall have the meaning provided in Section 7.21.
          “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Asset Sale, any Permitted Asset Exchange, any incurrence of Indebtedness or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Asset Sale, Permitted Asset Exchange, incurrence of Indebtedness or other event for which financial statements are available.

          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.
          “Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having approximate maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within approximately one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with approximate maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
          “CGMI” Citigroup Capital Markets Group Inc.
          “Change of Control” shall mean, at any time and for any reason whatsoever, (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act) shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more than 40% of the total voting power of all outstanding Equity Interests of the Borrower in the election of directors, (b) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors or (c) a “change of control” or similar event shall occur as provided in any other credit agreement, indenture or similar agreement to which any Credit Party is a party in connection with indebtedness in an aggregate principal amount in excess of $10,000,000.
          “Change of Law” shall have the meaning provided in Section 10.06.

          “Chicago Assets” means the Telecommunications Assets owned by the Borrower and its Subsidiaries that are, on the Initial Borrowing Date, physically located in the Chicago, Illinois metropolitan area and utilized to provide telecommunications services to customers of the Borrower or its Subsidiaries in the Chicago, Illinois metropolitan area plus (i) such additional Telecommunications Assets as are, after the Initial Borrowing Date, purchased for such cable systems and located in the Chicago, Illinois metropolitan area, (ii) related net working capital and (iii) Equity Interests in Persons that own no assets other than such assets.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10.
          “Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
          “Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.
          “Commitment Commission” shall have the meaning provided in Section 3.01(a).
          “Communications Act” shall have the meaning provided in Section 7.22.
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, without giving effect (x) to any extraordinary non-cash gains or any extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses will require a cash payment in a future period) and (y) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, adjusted by (1) adding thereto:
          (i) the Consolidated Interest Expense of the Borrower and its Subsidiaries for such period (to the extent that such Consolidated Interest Expense was deducted in arriving at Consolidated Net Income for such period (and including, to the extent not otherwise included in consolidated interest expense for such period, commissions, discounts, yield and other fees and charges incurred during such period in connection with Permitted Receivables Securitizations that are payable to any Person other than a Credit Party, and any other amounts for such period comparable to or in the nature of interest under any Permitted Receivables Securitization, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”));
          (ii) provisions for taxes based on income that were deducted in arriving at Consolidated Net Income for such period;
          (iii) the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period;
          (iv) the amount of all expenses incurred in connection with the Transaction for such period to the extent that same were deducted in arriving at Consolidated Net Income for such period;
          (v) the amount of all non-cash deferred compensation expense for such period to the extent that same was deducted in arriving at the Consolidated Net Income for such period;
          (vi) the amount of debt extinguishment costs (including prepayment premiums) in connection with the repayment of Indebtedness permitted to be incurred and repaid pursuant to this Agreement;
          (vii) (A) any non-cash, non-recurring charges and any non-cash charges associated with stock based compensation and (B) any non-cash impairment, non-cash exit costs (i.e., costs for exiting a facility) and non-cash restructuring charges; provided that if any cash amounts are paid in any subsequent period with respect to amounts described above in this clause (vii), the amounts so paid in any subsequent period shall be subtracted in determining Consolidated EBITDA for such subsequent period as provided in clause 2(i) below;
          and (2) deducting therefrom:
          (i) the amount of all cash payments during such period that are associated with any non-cash loss, charge, impairment, cost (including, without limitation, as described in preceding clause (1)(vii)) or expense that was added back to Consolidated Net Income in a previous period; and
          (ii) the amount of all consolidated interest income of the Borrower and its Subsidiaries to the extent same increased Consolidated Net Income for such period; it being understood that in determining the Total Leverage Ratio and the Secured Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period (or thereafter, but on or prior to the date upon which any calculation of the respective ratio is being determined) pursuant to a Permitted Acquisition, and to any Material Asset Sale effected during such period (or thereafter, but on or prior to the date upon which any calculation of the respective ratio is being determined).

          “Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the sum of the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness.”
          “Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period, including, to the extent not otherwise included in consolidated interest expense for such period, commissions, discounts, yield and other fees, charges and amounts incurred in connection with Permitted Receivables Securitizations during such period that are payable to any Person other than a Credit Party and that are comparable to or in the nature of interest under any Permitted Receivables Securitization, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale” (other than any one-time financing fees paid upon entering into any Permitted Receivables Securitization); provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement and the Existing Second-Lien Note Indenture and any other Indebtedness permitted to be incurred pursuant to this Agreement, in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, and (ii) the net income of any Subsidiary of the Borrower (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary.
          “Consolidated Net Tangible Assets” shall mean, at any time, the assets of the Borrower and its Subsidiaries determined on a consolidated basis at such time less the amount of all intangible assets of the Borrower and its Subsidiaries at such time, including, without limitation, all goodwill, customer lists, franchises, licenses, computer software, patents, trademarks, trade names, copyrights, service marks, brand names, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
          “Consolidated Secured Indebtedness” shall mean, at any time, Consolidated Indebtedness at such time less all amounts otherwise reflected therein relating to Indebtedness (in any event excluding Capitalized Lease Obligations and any other Indebtedness which is directly or indirectly secured) which is not directly or indirectly secured in any respect.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” shall mean the directors of the Borrower on the Effective Date, after giving effect to the Transaction, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of the Borrower.
          “Corporate Family Rating” shall mean, as of any date, the corporate family rating that has been most recently announced by Moody’s for the Borrower and its Subsidiaries.
          “Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty and each Security Document.
          “Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.
          “Credit Party” shall mean the Borrower and each Subsidiary Guarantor.
          “DBAG” shall mean Deutsche Bank AG Cayman Island Branch.

          “DBSI” shall mean Deutsche Bank Securities Inc., in its individual capacity.
          “DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock or rights to acquire Qualified Capital Stock) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any Equity Interests outstanding on or after the Initial Borrowing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any Equity Interests of such Person outstanding on or after the Initial Borrowing Date (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Documentation Agent” shall mean SocGen, in its capacity as such hereunder.
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Drawing” shall have the meaning provided in Section 2.05(b).
          “Effective Date” shall have the meaning provided in Section 13.10.
          “Eligible Transferee” shall mean a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in term loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any

third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
          “Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.
          “Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law)

applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 10.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of all payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments pursuant to the Refinancing, (B) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness and (C) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), and (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.
          “Excess Cash Payment Date” shall mean April 15 of each year (commencing on April 15, 2009).
          “Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.
          “Existing Credit Agreement” shall mean the First-Lien Credit Agreement, dated as of May 30, 2006, among the Borrower, the Lenders party thereto from time to time and DBTCA, as Administrative Agent (as in effect on the Initial Borrowing Date immediately prior to giving effect to the Transaction).
          “Existing Indebtedness” shall have the meaning provided in Section 7.22.
          “Existing Second-Lien Administrative Agent” shall mean the “Trustee” (including in its capacity as collateral agent under the Existing Second-Lien Note Documents) under and as defined in the Existing Second-Lien Note Indenture.
          “Existing Second-Lien Collateral Agent” shall mean the “Trustee” under and as defined in the Existing Second-Lien Note Documents.

          “Existing Second-Lien Note Documents” shall mean the Existing Second-Lien Note Indenture, and the related guarantees, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the Existing Second-Lien Note Indenture, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing Second-Lien Note Indenture” shall mean that certain Indenture, dated as of December 21, 2004, among the Borrower, as Issuer, and the Existing Second-Lien Administrative Agent, as Trustee, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing Second-Lien Note Indenture Amendment” shall have the meaning provided in the definition of Existing Second-Lien Notes Tender Offer and Consent Solicitation.
          “Existing Second-Lien Notes” shall mean the 7-3/8% Convertible Second-Lien Notes due 2012 issued by the Borrower on December 21, 2004 pursuant to the Existing Second-Lien Note Indenture.
          “Existing Second-Lien Notes Security Documents Amendments” shall have the meaning provided in the definition of Existing Second-Lien Notes Tender Offer and Consent Solicitation.
          “Existing Second-Lien Note Security Documents” shall mean each security document (including any pledge agreement and security agreement) securing the Existing Second-Liens Notes or the Existing Second-Lien Note Indentures.
          “Existing Second-Lien Notes Tender Offer and Consent Solicitation” shall mean that certain tender offer and consent solicitation, dated as of April 27, 2007, by the Borrower with respect to the Existing Second-Lien Notes, pursuant to which (x) the Borrower has offered to purchase all outstanding Existing Second-Lien Notes for consideration consisting of cash and warrants to purchase common stock of the Borrower (“Refinancing Warrants”), subject to the requirements contained therein (including the requirement that at least a majority of the outstanding principal amount of Existing Second-Lien Notes be validly tendered (and not withdrawn) for purchase pursuant to the tender offer and (y) consents from the tendering holders of Existing Second-Lien Notes are solicited for amendments to the Existing Second-Lien Notes Indenture (which shall substantially eliminate all covenants contained therein and permanently release all collateral and security therefor) (the “Existing Second-Lien Notes Indenture Amendment”), to all Existing Second-Lien Notes Security Documents (which shall terminate such agreements and release all collateral securing the Existing Second-Lien Notes) (the “Existing Second-Lien Notes Security Document Amendments”) and to the Intercreditor Agreement (which have the effect of terminating the Intercreditor Agreement on the Initial Borrowing Date (following the acceptance for purchase of Existing Second-Lien Notes pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation) (the “Intercreditor Agreement Amendment and Termination ”).
          “Existing Standby Letter of Credit” shall have the meaning provided in Section 2.01(b).

          “Existing Third-Lien Credit Agreement” shall mean the Credit Agreement, dated as of December 21, 2004, among the Borrower, the lenders party thereto, and HSBC Bank USA, National Association, as agent, as the same may be amended, modified, and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing Third-Lien Credit Documents” shall mean the Third-Lien Credit Agreement, and the related guarantees, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the Third-Lien Credit Agreement, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Facing Fee” shall have the meaning provided in Section 3.01(d).
          “Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset (as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset). For the avoidance of doubt, the determination of “price” for the purposes of calculations of the Fair Market Value of assets transferred pursuant to a Permitted Asset Exchange shall be made in accordance with the provisions of the parenthetical statement contained in the immediately preceding sentence.
          “FCC” shall mean the U.S. Federal Communications Commission, or any successor thereto.
          “FCC Licenses” shall have the meaning provided in Section 7.23(a).
          “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
          “FEMA” shall mean the Federal Emergency Management Agency or any successor thereto.
          “Financial Covenant” shall mean the financial covenant contained in Sections 9.07.

          “Foreign Pension Plan” shall mean each employee benefit plan, employment, bonus, incentive, stock purchase and stock option plan, program, agreement or arrangement; and each severance, termination pay, salary continuation, retention, accrued leave, vacation, sick pay, sick leave, medical, life insurance, disability, accident, profit-sharing, fringe benefit, pension, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by the Borrower or any of its Subsidiaries, including, without limitation, any such plan, fund, program, agreement or arrangement sponsored by a government or governmental entity.
          “Foreign Person” means any Person that is not a “United States person” as defined in Section 7701(a)(3) of the Code.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time-to-time; provided that determinations in accordance with GAAP for purposes of Sections 4.02, 8.15 and 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).
          “Governmental Authorizations” shall have the meaning provided in Section 7.23(b).
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.
          “Incremental Commitment” shall mean a commitment to make additional Term Loans or to increase its Revolving Loan Commitment pursuant to Section 1.14.
          “Incremental Commitment Agreement” shall mean an Incremental Commitment Agreement substantially in the form of Exhibit C (appropriately completed as contemplated by this Agreement and with such modifications as may be acceptable to the Administrative Agent and the Borrower).
          “Incremental Lender” shall mean at any time each Lender with an Incremental Commitment or with outstanding Incremental Term Loans.
          “Incremental Revolving Commitments” means any Incremental Commitment which represents an increase in Revolving Loan Commitments.
          “Incremental Term Loan” shall have the meaning provided in Section 1.01(e).

          “Incremental Term Loan Borrowing Date” shall mean each date on which Incremental Term Loans are incurred pursuant to Section 1.01(e).
          “Incremental Term Loan Commitment” shall mean, for each Incremental Term Loan Lender, the commitment of such Incremental Lender to make Incremental Term Loans pursuant to Section 1.01(e) on a given Incremental Term Loan Borrowing Date, as such commitment is set forth in the respective Incremental Commitment Agreement.
          “Incremental Term Loan Maturity Date” shall mean, for each New Tranche, the respective Incremental Term Loan Maturity Date (which in no event shall occur prior to the Initial Term Loan Maturity Date) specified in the respective Incremental Commitment Agreement.
          “Incremental Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(c).
          “Incremental Term Note” has the meaning provided in Section 1.05(b).
          “Incurrence Test Basket” has the meaning provided in Section 9.04(x).
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, (viii) the amount of any Permitted Receivables Securitizations of such Person and (ix) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person. It is understood and agreed that surety bonds obtained in the ordinary course of business (and the related reimbursement obligations to the respective surety or sureties) for the benefit of (and which support only obligations otherwise permitted hereunder of) the Borrower and the Subsidiary Guarantors (other than RCN International) shall not be considered Indebtedness for purposes of this definition, so long as such surety bonds do not otherwise support any obligation that would constitute Indebtedness.

          “Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.
          “Initial Permitted Amount” shall mean an aggregate principal amount of $200,000,000.
          “Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Initial Term Loan Commitment,” as the same may be reduced or terminated pursuant to Sections 3.03 and/or 10.
          “Initial Term Loan Maturity Date” shall mean May 25, 2014.
          “Initial Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b).
          “Initial Term Loans Scheduled Repayment Date” shall have the meaning provided in Section 4.02(b).
          “Initial Term Loans” shall have the meaning provided in Section 1.01(a).
          “Intercompany Loan” shall have the meaning provided in Section 9.05(vii).
          “Intercompany Note” shall mean a promissory note, in the form of Exhibit M, evidencing Intercompany Loans.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of December 21, 2004, and entered into by and among the Borrower, each other Grantor from time to time party thereto, the Administrative Agent, as successor to Deutsche Bank AG Cayman Islands Branch, in its capacities as administrative agent and collateral agent under the Credit Documents, the Existing Second Lien Collateral Agent and HSBC Bank USA, National Association, in its capacities as administrative agent and collateral agent under the Existing Third-Lien Credit Documents (together with its successors and assigns from time to time).
          “Intercreditor Agreement Amendment and Termination” shall have the meaning provided in the definition of Existing Second-Lien Notes Tender Offer and Consent Solicitation.
          “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
          “Interest Period” shall have the meaning provided in Section 1.09.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
          “Investments” shall have the meaning provided in Section 9.05.

          “Issuing Lender” shall mean (i) except as otherwise provided in Section 12.09, DBTCA (which for purposes of this definition shall also include any banking affiliate of DBTCA (including Deutsche Bank AG New York Branch) which may agree to issue Letters of Credit under this Agreement), (ii) with respect to the Existing Standby Letters of Credit only, DBAG and (iii) any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender. The only Issuing Lenders on the Initial Borrowing Date are the Administrative Agent and, with respect to Existing Standby Letters of Credit only, DBAG.
          “Joint Book Runners” shall mean each of DBSI and CGMI, in each of their capacities as such hereunder.
          “L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement.
          “Lead Arranger” shall mean DBSI, in its capacity as such hereunder.
          “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13, 1.14 or 13.04(b).
          “Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01 or 2.
          “Letter of Credit” shall have the meaning provided in Section 2.01(a).
          “Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
          “Letter of Credit Request” shall have the meaning provided in Section 2.03(a).
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the

UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Loan” shall mean each Term Loan (including each Incremental Term Loan), each Revolving Loan and each Swingline Loan.
          “Los Angeles Assets” means the Telecommunications Assets owned by the Borrower and its Subsidiaries that are, on the Initial Borrowing Date, physically located in the Los Angeles, California metropolitan area and utilized to provide telecommunications services to customers of the Borrower or its Subsidiaries in the Los Angeles, California metropolitan area plus (i) such additional Telecommunications Assets as are, after the Initial Borrowing Date, acquired for such cable systems and located in the Los Angeles, California metropolitan area, (ii) related net working capital and (iii) Equity Interests in Persons that own no assets other than such assets.
          “Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under each other Tranche were repaid in full and all commitments with respect thereto were terminated.
          “Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole since December 31, 2006 or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or Administrative Agent hereunder or under any other Credit Document.
          “Material Asset Sale” shall mean any Asset Sale where the gross proceeds received by the Borrower and its Subsidiaries (taking the amount of cash and Cash Equivalents received, the principal amount of Indebtedness assumed and the Fair Market Value of all other consideration) is in excess of $10,000,000.
          “Material Permitted Acquisition” shall mean each Permitted Acquisition where the aggregate consideration paid by the Borrower and/or Subsidiaries (taking the amount of cash and Cash Equivalents, the face or principal amounts of any Indebtedness and the fair market value of all other consideration) is $10,000,000 or more.
          “Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the final maturity date under such Tranche (i.e., the Initial Term Loan Maturity Date, the Revolving Loan Maturity Date, the Swingline Expiry Date or, with respect to any New Tranche, the respective Incremental Term Loan Maturity Date, as the case may be).
          “Maximum Swingline Amount” shall mean $5,000,000.

          “Minimum Borrowing Amount” shall mean (i) for any Tranche of Term Loans, $5,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.
          “Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.
          “Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage.
          “NAIC” shall mean the National Association of Insurance Commissioners.
          “Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.
          “Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of the (x) marginal increase in taxes reasonably expected to be payable with respect to the fiscal year in which such event occurred as a result thereof and reasonable costs and expenses incurred in connection with such Recovery Event and (y) all cash amounts required to be applied as the result of such event to repay Indebtedness (other than Indebtedness hereunder) of the Borrower or the respective Subsidiary secured by such asset) received by the respective Person in connection with such Recovery Event.
          “Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs and expenses of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the marginal increase in taxes reasonably expected to be payable with respect to the fiscal year in which such Asset Sale occurred as a result thereof and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable within one year of the date of such Assets Sale, and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by the chief financial officer of the Borrower); provided that (x) the unused portion of any such reserves shall constitute Net Sale Proceeds and be required to be used to prepay Loans in accordance with Section 4.02(e) no later than the date occurring one year from the respective Asset Sale or (y) if any such reserves are otherwise reversed or released, an amount equal to the amount of such reversal or release shall be deemed to constitute Net Sale Proceeds received at the time of such reversal or release and shall be used to prepay Loans in accordance with Section 4.02(e).

          “New Tranche” shall mean each Tranche of Incremental Term Loans other than Initial Term Loans.
          “Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.
          “Non-Wholly-Owned Subsidiary” shall mean any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary of the Borrower.
          “Note” shall mean each Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note.
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.
          “Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, [Attention: Anca Trifan, Telephone No.: (212) 250-6159, and Telecopier No.: (212) 797-4347]1 and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: John Quinn, Telephone No.: (201) 593-2177 and Telecopier No.: (201) 593-2310, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any other Agent, any Issuing Lender, or any Lender pursuant to the terms of this Agreement or any other Credit Document.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
          “Participant” shall have the meaning provided in Section 2.04(a).

[1]	DB to confirm.

          “Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary Guarantor (so long as the Wholly-Owned Domestic Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary Guarantor consists solely of cash, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04, the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04 and the issuance of Equity Interests of the Borrower, (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person (including way of merger), such Person shall own no Equity Interests of any other Person (excluding de minimis amounts) unless such Person owns 100% of the Equity Interests of such other Person, (C) all or substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.11 and (E) all applicable requirements of Sections 8.15, 9.02 and 9.12 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
          “Permitted Asset Exchange” shall mean the exchange by the Borrower or its Subsidiaries of any of their assets or property (other than Equity Interests of a Subsidiary or an Unrestricted Subsidiary) for property and assets of another Person (other than the Equity Interests of any Person) pursuant to an arm’s-length transaction, provided that (u) calculations are made by the Borrower with respect to the Financial Covenant for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Asset Exchange (as well as all other Permitted Asset Exchanges theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that the Financial Covenants would have been complied with if the Permitted Asset Exchange had occurred on the first day of such Calculation Period, (v) the Borrower shall be able to incur at least $1.0 of additional Indebtedness pursuant to the Incurrence Test Basket after giving effect to the respective Permitted Asset Exchange (and shall furnish calculations establishing such ability, prepared in reasonable detail, to the Administrative Agent prior to the making of the respective Permitted Asset Exchange), (w) the Borrower or the respective Subsidiary consummating such Permitted Asset Exchange receives assets (whether cash or otherwise) having a Fair Market Value that is approximately equal to the Fair Market Value of the assets disposed of by the Borrower or such respective Subsidiary in connection with such Permitted Asset Exchange, (x) no consideration other than the assets which are the subject of the respective Permitted Asset Exchange is paid by the Borrower or any of its Subsidiaries in connection with such Permitted Asset Exchange unless such payment is permitted under Section 9.05(xi), (y) any Lien on any asset acquired by the Borrower or any of its Subsidiaries pursuant to any such Permitted Asset Exchange is permitted under Section 9.01(xviii), and (z) the Collateral Agent for the benefit of the Secured Creditors shall have a perfected security interest in all assets obtained by the Borrower and each Subsidiary Guarantor pursuant to each such Permitted Asset Exchange pursuant to, and to the extent provided in, the Security Documents.
          “Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
          “Permitted Liens” shall have the meaning provided in Section 9.01.
          “Permitted Receivables Securitization” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”) (i) to a trust, partnership, corporation or other Person (other than the Borrower or any Subsidiary of the Borrower, except an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary of the Borrower), it being understood that a Permitted Receivables Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the SPE Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Securitization, and (B) periodic transfers or pledges of Receivables and Related Assets and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary of the Borrower (other than any SPE Subsidiary) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions. The “amount” or “principal amount” of any Permitted Receivables Securitization shall be deemed at any time to be (1) the aggregate principal, or stated amount, of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Securitization in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received by the Borrower or any Subsidiary of the Borrower in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest. Each Lender authorizes each of the Administrative Agent and Collateral Agent to enter into an intercreditor agreement in respect of each Permitted Receivables Securitization from time to time in effect and to take all actions it deems appropriate or necessary in connection with any such intercreditor agreement.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Pledge Agreement” shall have the meaning provided in Section 5(k).
          “Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
          “Pledgee” shall have the meaning provided in the Pledge Agreement.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with the Financial Covenant or any financial term or test, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness to be incurred on the date of, or in connection with, the respective transaction which requires the determination on a Pro Forma Basis (it being understood that (A) all calculations of the Secured Leverage Ratio and the Total Leverage Ratio shall include in the numerator all Indebtedness of the type required to be included therein which is then outstanding or is incurred, or to be incurred, on the date of the respective calculation on a Pro Forma Basis or thereafter to finance the respective transaction for which such determination is being made and (B) for purposes of all calculations on a Pro Forma Basis, all Incremental Revolving Commitments (whether furnished as part of the Initial Permitted Amount or pursuant to the proviso to clause (iv) of Section 1.14(a), as if same were fully drawn as Revolving Loans) and (y) the Permitted Acquisition or Material Asset Sale, if any, then being consummated as well as any other Permitted Acquisition or Material Asset Sale consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition or Material Asset Sale then being effected, as the case may be. In making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or Material Asset Sale consummated during the respective Calculation Period (or thereafter and on or prior to the date of determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition or Material Asset Sale was consummated on the first day of the relevant Calculation Period, taking into account, for any portion of the relevant period being tested occurring prior to the consummation of any Permitted Acquisition or Material Asset Sale, demonstrable cost savings and other synergies actually achieved simultaneously with, or to be achieved within a 1-year period following, the closing of the respective Permitted Acquisition or Material Asset Sale, which cost savings and other synergies would be permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, as if such cost-savings and other synergies were realized on the first day of the relevant period.
          “Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated March 2007 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.
          “Qualified Capital Stock” shall mean any Equity Interests of the Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a change of control event), in whole or in part, on or prior to one year following the Initial Term Loan Maturity Date.
          “Quarterly Payment Date” shall mean the last Business Day of each September, December, March and June occurring after the Initial Borrowing Date, commencing in June of 2007.
          “RCN International” shall mean RCN International Holdings, Inc., a Delaware corporation.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Receivables” shall mean accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance).
          “Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance (other than liability insurance policies) required to be maintained under Section 8.03.
          “Refinancing” shall be a collective reference to all the transactions described in Section 5(i).
          “Refinancing Warrants” shall have the meaning provided in the definition of Existing Second-Lien Notes Tender Offer and Consent Solicitation.
          “Register” shall have the meaning provided in Section 13.15.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Related Assets” shall have the meaning provided in the definition of Permitted Receivables Securitization.
          “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans, and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or any of its Subsidiaries.
          “Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiary.
          “Returns” shall have the meaning provided in Section 7.09.
          “Revolver Event of Default” shall mean any Event of Default under Section 10.03 as a result of the Borrower failing to be in compliance with Section 9.07.
          “Revolving Loan” shall have the meaning provided in Section 1.01(b).
          “Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).
          “Revolving Loan Maturity Date” shall mean May 25, 2013.
          “Revolving Note” shall have the meaning provided in Section 1.05(a).
          “Revolving Obligations” shall mean all Obligations owing to the RL Lenders in their capacities as such.
          “RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.
          “RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

          “S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto.
          “Schedule” shall mean the schedules attached hereto.
          “Scheduled Repayment” shall have the meaning provided in Section 4.02(c).
          “Scheduled Repayment Date” shall mean each Initial Term Loan Scheduled Repayment Date and each date upon which any Incremental Term Loan Scheduled Repayment is due and payable.
          “SEC” shall have the meaning provided in Section 8.01(h).
          “Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).
          “Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
          “Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (i) Consolidated Secured Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Agreement” shall have the meaning provided in Section 5(l).
          “Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
          “Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.
          “Securities Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.
          “Shareholders’ Agreements” shall mean all agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of the capital stock of the entity that is a party to such agreement and any agreements entered into by shareholders relating to any such entity with respect to its capital stock to which such entity is also a party.
          “SocGen” shall mean Societe Generale in its individual capacity.

          “Specified Asset Sales” shall mean any Asset Sale effected pursuant to any of Section 9.02(xi) or (xii).
          “SPE Subsidiary” shall mean any Wholly-Owned Subsidiary formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Securitizations.
          “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).
          “Stub Existing Second-Lien Notes” shall mean any Existing Second-Lien Notes which are not purchased pursuant to the Existing Second-Lien Notes Tender Offer and Consent Solicitation, and which remain outstanding after the Initial Borrowing Date (and any notes in substantially identical form issued in exchange therefor pursuant to the terms of the Existing Second-Liens Indenture).
          “Subsidiaries Guaranty” shall have the meaning provided in Section 5(j).
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing (except for purposes of Sections 7.01, 7.06, 7.09, 7.10, 7.15, 7.18, 8.01(g)(ii), 8.01(g)(iii), 8.01(i), 8.02(a), 8.05, 8.06, 8.07, 8.10, 8.14, 8.17, 10.05, 10.06 and 10.09, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Borrower or of any of its other Subsidiaries for purposes of this Agreement.
          “Subsidiary Guarantor” shall mean each Subsidiary of the Borrower which has executed and delivered the Subsidiaries Guaranty, with (x) each Wholly-Owned Domestic Subsidiary of the Borrower on the Initial Borrowing Date and (y) each subsequently acquired Wholly-Owned Domestic Subsidiary being required to be a Subsidiary Guarantor.
          “Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.
          “Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.
          “Swingline Loan” shall have the meaning provided in Section 1.01(c).
          “Swingline Note” shall have the meaning provided in Section 1.05(a).
          “Syndication Agent” shall mean Citicorp USA, Inc., in its capacity as such hereunder.

          “Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.
          “Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Tax Allocation Agreement” shall mean a Tax Allocation Agreement in form and substance reasonably satisfactory to the Administrative Agent to be entered into by the Borrower and its Subsidiaries at the time of the first designation of an Unrestricted Subsidiary, as the same may be, amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Tax Benefit” shall have the meaning provided in Section 4.04(d).
          “Taxes” shall have the meaning provided in Section 4.04(a).
          “Telecommunications Assets” means properties or assets utilized directly or indirectly for the design, development, construction, installation, operation, integration, management or provision of any telecommunications business, including voice, video and data transmission products, services and systems and any business reasonably related to the foregoing.
          “Term Loan” shall have the meaning provided in Section 1.01(e).
          “Term Loan Tranche” shall mean a Tranche of Term Loans (i.e. the Initial Term Loans or any New Tranche of Incremental Term Loans).
          “Term Note” shall have the meaning provided in Section 1.05(a).
          “Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).
          “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
          “Total Consideration” shall mean, with respect to any sale or disposition, the aggregate amount of cash and Cash Equivalents, plus the greater of the face amount (if relevant) and the Fair Market Value of all other consideration, in each case received by the Borrower and its Subsidiaries from the respective sale or disposition.
          “Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Incremental Lenders at such time.
          “Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

          “Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.
          “Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
          “Total Unutilized Revolving Loan Commitment” shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of (x) the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus (y) the Letter of Credit Outstandings at such time.
          “Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Initial Borrowing Date, i.e., Initial Term Loans, Revolving Loans and Swingline Loans. In addition, each New Tranche of Incremental Term Loans, if any, shall constitute an additional Tranche hereunder.
          “Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the entering into of the Credit Documents and the occurrence of the Credit Events hereunder on the Initial Borrowing Date, (iii) subject to compliance with clause (iv) of Section 9.03, the payment of any Dividends to be paid by the Borrower with proceeds of Initial Term Loans and (iv) the payment of all fees and expenses in connection with the foregoing.
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 2.05(a).
          “Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
          “Unrestricted Subsidiary” means each Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.17 subsequent to the date hereof.

          “Unutilized Revolving Loan Commitment” for any RL Lender at any time shall mean the excess of (i) the Revolving Loan Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (y) an amount equal to such Lender’s RL Percentage of the Letter of Credit Outstandings at such time; provided that the Unutilized Revolving Loan Commitment of the Swingline Lender shall at any time be reduced (but not below zero) by the aggregate amount of Swingline Loans made by it which are then outstanding.
          “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is incorporated or organized in the United States or any State thereof.
          “Wholly-Owned Domestic Subsidiary Guarantor” shall mean any Wholly-Owned Domestic Subsidiary of the Borrower which is also a Subsidiary Guarantor.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Except as provided in the last sentence of the definition of Subsidiary, no Unrestricted Subsidiary shall be considered a Wholly-Owned Subsidiary.
          SECTION 12. The Administrative Agent.
          12.01 Appointment. The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
          12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the extensions of credit hereunder and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no

Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender, the Swingline Lender and Collateral Agent, in which case upon the effectiveness of such resignation in accordance with this Section 12.09 the Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder, make any additional Swingline Loans hereunder or discharge any of the duties of the “Collateral Agent” under the Security Documents and (y) shall maintain all of its rights as Issuing Lender, the Swingline Lender and the Collateral Agent, as the case may be, with respect to any Letters of Credit issued by it, Swingline Loans made by it, or actions taken (or omitted to be taken) by it under the Security Documents, in each case prior to the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder (who must also agree, unless the resigning Administrative Agent otherwise consents (or another Person is appointed as Collateral Agent in a manner consistent with the requirements of this clause (b)), to also act as Collateral Agent) who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Notwithstanding anything to the contrary contained in this Section 12.09, the Administrative Agent’s resignation as Collateral Agent as contemplated in clause (a) above shall not become effective until a successor Administrative Agent appointed in accordance with the provisions of clause (b) or (c) above has also agreed to act as “Collateral Agent” under the Credit Documents or another Person has been appointed as Collateral Agent in accordance with the provisions of clause (b) or (c) above.
          (f) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
          12.10 No Duties. Notwithstanding anything to the contrary in this Agreement, none of DBSI, as the sole lead arranger, DBSI and Citigroup Global Markets Inc., as joint book running managers, Citicorp USA, Inc., as Syndication Agent, or SocGen, as the Documentation Agent, shall have any obligations, duties or responsibilities under this Agreement or any other Credit Document, and shall have no liability to any Lender or Credit Party or any of their respective Affiliates or any other Person in connection therewith or as a result thereof.

          SECTION 13. Miscellaneous.
          13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, any Lender or any Issuing Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transaction, any Loan or Letter of Credit or the use of the proceeds thereof.
          13.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches, agencies and Affiliates of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          (b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 13.12 OF THIS AGREEMENT, ALL OF THE LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR

IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
          13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, RCN Corporation, 196 Van Buren Street, Herndon, VA 20170, Attention: Edward O’Hara, Telephone No.: (703) 434-8249, Telecopier No.: (703) 434-8437, with a copy to Benjamin R. Preston, Telephone No.: (703) 434-8440, Telecopier No. (703) 434-8461; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.
          13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any

Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the amount of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, the related outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in Loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments have terminated, the related outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in Loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, at all times following the Syndication Date (unless a Default under Section 10.01 or 10.05 or an Event of Default has occurred and is continuing), the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) the consent of each Issuing Lender shall be required for any assignment of any Revolving Loan Commitment or participation in any Letter of Credit Outstandings, (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (each, an “Assignment Fee”); provided that, for any assignments made concurrently to two or more Eligible Transferees that are Affiliates of each other, the Administrative Agent shall receive one such Assignment Fee for such concurrent assignments and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments but shall retain its rights to all indemnities herein, including, without limitation, the Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms and necessary attachments (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in greater amounts under Section 1.10, 2.06 or 4.04 from the amounts the Borrower is required to pay with respect to the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased amounts (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided, however, that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 8.15 and 9 shall utilize GAAP and policies in conformity with those used to prepare the financial statements of the Borrower referred to in Section 8.01(b) for the fiscal year ended December 31, 2006 delivered to DBTCA, as Administrative Agent (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iii) for purposes of calculating the Applicable Margins, the Financial Covenant, financial ratios, financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.
          (b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365/6 days in the case of interest on Base Rate Loans based on the Prime Lending Rate) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing

Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.
          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 13.03 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed (A) in the case of (x) any amendment, modification or waiver of Section 9.07 or any of the financial definitions used in determining compliance with Section 9.07 (but only for purposes of Section 9.07) , Section 10.03 (to the extent providing for or relating to any Revolver Event of Default), the definition of Revolver Event of Default, any provision of clause (A) of the remedies paragraph following Section 10.11, or Section 6 (to the extent relating to conditions precedent to extensions of credit pursuant to the Revolving Loan Commitments) or (y) any waiver of any Revolver Event of Default, the Majority Lenders holding outstanding Revolving Obligations (or Revolving Loan Commitments in respect thereof) and (B) in the case of any other change, waiver, discharge or termination of any other term or provision of this Agreement or any other Credit Document, by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, extend or reduce the amount of any Scheduled Repayment or extend the stated expiration date of any

Letter of Credit beyond the Revolving Loan Maturity Date, or reduce or forgive the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce or forgive the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) release all or substantially all of the Subsidiary Guarantors from the Subsidiaries Guaranties (except as expressly provided in the Subsidiaries Guaranty in connection with permitted sales or dispositions of Equity Interests in the respective Subsidiary Guarantor or Subsidiary Guarantors being released), (iv) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Effective Date), (v) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Effective Date) or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (5) without the consent of each adversely affected Lender, amend or modify Section 13.06, or (6) without the consent of the Majority Lenders of each Tranche adversely affected thereby, amend or modify the manner of application of any mandatory or voluntary prepayments set forth in Sections 4.01(a) and 4.02(h) (it being understood and agreed that the Required Lenders may waive the making of any mandatory prepayment, and that preceding clause (6) only applies to the manner of application of any payments described therein that are required to be, or are actually, made)
          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower, at its sole cost and expense, shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Tranches (or related Commitments), to replace only the respective Tranche or Tranches of Commitments and/or related outstandings of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and repay the outstanding Loans of such Lender and cash collateralize such Lender’s RL Percentage of all outstanding Letters of Credit (or, if such Lender is being replaced as to a single Tranche only, take such actions with respect to the Tranche for which it is being terminated), all in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
          13.14 Domicile of Term Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 (but excluding any losses, claims, damages and liabilities to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).
          13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each of the Administrative Agent and the Lenders agree that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its trustees, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
          13.17 Limitation on Additional Amounts. Notwithstanding anything to the contrary contained in Section 1.10, 1.11 or 2.06, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 270 days after the later of (x)

the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11 or 2.06, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 270 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11 or 2.06. This Section 13.17 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11 or 2.06.
          13.18 The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Act.
          13.19 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONSTITUTES THE “FIRST-LIEN CREDIT AGREEMENT” AS DEFINED IN, AND PURSUANT TO, THE INTERCREDITOR AGREEMENT AND THAT, ON THE INITIAL BORROWING DATE, LIENS EXIST ON THE COLLATERAL PURSUANT TO THE SECOND-LIEN NOTE DOCUMENTS, WHICH LIENS HAVE BEEN AND ARE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE CREDIT DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 8.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          (b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
          (c) EACH LENDER HEREBY AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT AMENDMENT AND TERMINATION.
          (d) THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER

IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

RCN CORPORATION
By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender and as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

CITICORP USA, INC., as Lender and as Syndication Agent
By:
Name:
Title:

SOCIETE GENERALE, as Lender and as Documentation Agent
By:
Name:
Title:

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG RCN CORPORATION, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, AND DEUTSCHE BANK SECURITIES INC., AS SOLE LEAD ARRANGER

NAME OF INSTITUTION:

By:
Name:
Title:

(i)

(ii)

(iii)

(iv)

SCHEDULE 1.01	Commitments
SCHEDULE 2.01(b)	Existing Standby Letters of Credit
SCHEDULE 7.09	Taxes
SCHEDULE 7.10	Plans
SCHEDULE 7.12	Real Property
SCHEDULE 7.14	Subsidiaries
SCHEDULE 7.21	Existing Indebtedness
SCHEDULE 7.22	Insurance
SCHEDULE 7.23(a)	FCC Licenses
SCHEDULE 7.23(b)	Governmental Authorizations
SCHEDULE 7.26	Existing Defaults
SCHEDULE 9.01(iii)	Existing Liens
SCHEDULE 9.05(iii)	Existing Investments

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C	Form of Incremental Commitment Agreement
EXHIBIT D	Form of Letter of Credit Request
EXHIBIT E	Form of Section 4.04(b)(ii) Certificate
EXHIBIT F-1	Form of Opinion of Andrews Kurth LLP, Counsel to the Credit Parties
EXHIBIT F-2	Form of Opinion of Benjamin R. Preston, General Counsel to the Credit Parties
EXHIBIT G-1	Form of Secretary’s Certificate
EXHIBIT G-2	Form of Officers’ Certificate
EXHIBIT H	Form of Subsidiaries Guaranty
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Security Agreement
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Form of Intercompany Note
EXHIBIT N	Form of Assignment and Assumption Agreement